Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (hereinafter referred to as the “AGREEMENT”), made and entered into this 15th day of November, 2006, by and between Middlefield Banc Corp., an Ohio corporation (hereinafter referred to as “MBCN”), and Emerald Bank, an Ohio state-chartered savings bank (hereinafter referred to as “EMERALD”);
WITNESSETH:
     WHEREAS, the authorized capital of MBCN consists of 10,000,000 common shares, no par value, 1,345,654 of which are issued and outstanding;
     WHEREAS, the authorized capital of EMERALD consists of 10,000,000 common shares, no par value, 732,689 of which are issued and outstanding and held of record by approximately 100 shareholders, and 47,623 of which are subject to outstanding options (hereinafter referred to as the “OUTSTANDING OPTIONS”) granted pursuant to the Emerald Bank 2003 Stock Option Plan (hereinafter referred to as the “2003 PLAN”); and
     WHEREAS, the Boards of Directors of MBCN and EMERALD have determined that the merger of EMERALD with and into a wholly-owned subsidiary of MBCN to be formed as an interim bank under Ohio law (hereinafter referred to as “MERGERCO”) is in the best interests of each of the companies and their shareholders;
     NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, MBCN and EMERALD, each intending to be legally bound, hereby agree as follows:
ARTICLE ONE
THE MERGER
     Section 1.01. Merger of Mergerco and Emerald. In accordance with the terms and subject to the conditions of this AGREEMENT and Titles 11 and 17 of the Ohio Revised Code (hereinafter referred to as the “ORC”), EMERALD shall merge with and into MERGERCO at the EFFECTIVE TIME (hereinafter defined) and MERGERCO shall be the continuing, surviving and resulting corporation in the merger (hereinafter referred to as the “SURVIVING CORPORATION”).
     Section 1.02. Surviving Corporation. The name of the SURVIVING CORPORATION in the merger of EMERALD with and into MERGERCO (hereinafter referred to as the “MERGER”) shall be “Emerald Bank.” The Articles of Incorporation and Regulations of MERGERCO in existence at the EFFECTIVE TIME (hereinafter defined) shall be and remain the Articles of Incorporation and Regulations of the SURVIVING CORPORATION after the EFFECTIVE TIME and until such Articles of Incorporation and Regulations may be further amended as provided by applicable law. The principal place of business of the SURVIVING CORPORATION shall be Dublin, Ohio. The directors and officers of MERGERCO in existence at the EFFECTIVE TIME shall be and remain the directors and officers of the SURVIVING CORPORATION.
       Section 1.03. Closing.
(a)	The closing of the transactions contemplated by this AGREEMENT (hereinafter referred to as the “CLOSING”) shall take place at a time and on a date mutually determined by MBCN and EMERALD within thirty (30) days after the satisfaction or waiver of the last of the conditions set forth in ARTICLE SEVEN of this AGREEMENT to be satisfied or waived.
(b)	On the day of the CLOSING, MBCN and EMERALD shall cause a Certificate of Merger in respect of the MERGER, substantially in the form attached hereto as Exhibit 1.03, to be executed and filed with the Superintendent of the Ohio Division of Financial Institutions (hereinafter referred to as the “DIVISION”) in accordance with the applicable provisions of the Ohio General Corporation Law and the Ohio statutes applicable to mergers of financial institutions. The MERGER shall become effective at 11:59 P.M. on the date of the filing of the Certificate of Merger by the DIVISION with the Ohio Secretary of State pursuant to ORC 1115.11(F) (herein referred to as the “EFFECTIVE TIME”).
     Section 1.04. Effect of the Merger. At the EFFECTIVE TIME, the title to all assets, real estate, and other property owned by EMERALD shall vest in the SURVIVING CORPORATION as provided in ORC Sections 1115.11 and 1701.82, as amended, without reversion or impairment. At the EFFECTIVE TIME, all liabilities of EMERALD shall be assumed by the SURVIVING CORPORATION.
     Section 1.05. Reservation of Right to Revise Structure. At MBCN’s election, the MERGER may alternatively be structured so that (a) EMERALD is merged with and into any other direct or indirect wholly-owned subsidiary of MBCN, or (b) any direct or indirect wholly-owned subsidiary of MBCN is merged with and into EMERALD; provided, however, that no such change shall (i) alter or change the amount or kind of the MERGER CONSIDERATION (as defined in Section 2.01(a)) or adversely affect the tax treatment of the holders of EMERALD common shares or EMERALD stock options; (ii) prevent MBCN and EMERALD from obtaining the opinion of Ryan Beck & Co., Inc. (hereinafter referred to as “RYAN BECK”), referred to in Section 7.01(d) of this AGREEMENT; or (iii) materially impede or delay consummation of the transactions contemplated by this AGREEMENT. In the event MBCN elects to restructure the MERGER, the parties shall execute an appropriate amendment of this AGREEMENT to account for the revised structure.

ARTICLE TWO
CONVERSION AND CANCELLATION OF
SHARES IN THE MERGER
     Section 2.01. Consideration.
(a)	Except for EMERALD common shares held by EMERALD as treasury stock, held directly or indirectly by MBCN (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any), or for which dissenters’ rights are properly exercised and perfected under the applicable provision of the ORC, each EMERALD common share outstanding immediately before the EFFECTIVE TIME shall at the EFFECTIVE TIME become and be converted into the right to receive in accordance with this ARTICLE TWO the following, subject to the terms and upon the conditions of this AGREEMENT:
(i)	Cash in an amount equal to the quotient of the PURCHASE PRICE (as such amount is determined and adjusted in accordance with Section 2.02 of this AGREEMENT), divided by the number of EMERALD common shares outstanding at the EFFECTIVE TIME (hereinafter referred to as the “CASH CONSIDERATION”);

(ii)	The number of MBCN common shares equal to the quotient (hereinafter referred to as the “EXCHANGE RATIO”) of the CASH CONSIDERATION, divided by the average of the closing prices reported in the Pink Sheets for MBCN common shares over the period of the twenty (20) most recent trading days on which trades in MBCN common shares actually occur before the third business day prior to the EFFECTIVE TIME (hereinafter referred to as the “MBCN AVERAGE STOCK PRICE”), subject to possible anti-dilution adjustment under section 2.07 of this AGREEMENT (hereinafter referred to as the “STOCK CONSIDERATION”); or

(iii)	A combination of the CASH CONSIDERATION and the STOCK CONSIDERATION.
The CASH CONSIDERATION and the STOCK CONSIDERATION are sometimes referred to herein together as the “MERGER CONSIDERATION.”

(b)	Each EMERALD common share that is held by EMERALD as treasury stock immediately before the EFFECTIVE TIME or that is held directly or indirectly by MBCN immediately before the EFFECTIVE TIME (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be canceled and retired as a result of the MERGER and shall cease to exist and no exchange or payment shall be made therefor.

(c)	Issued and outstanding shares of MERGERCO shall remain issued and outstanding after the EFFECTIVE TIME and shall be and constitute the issued and outstanding shares of the SURVIVING CORPORATION. The issued and outstanding shares of MBCN before the EFFECTIVE TIME shall remain issued and outstanding after the EFFECTIVE TIME.
     Section 2.02. Purchase Price; Adjustments to Purchase Price.
(a)	Subject to adjustment under this Section 2.02, the “PURCHASE PRICE” shall equal the sum of (i) $7,326,890, plus (ii) the aggregate amounts received by EMERALD upon the exercise before the EFFECTIVE TIME of any OUTSTANDING OPTIONS.
(b)	Unless waived by MBCN under Section 8.06 of this AGREEMENT, if, as of the last day of the month immediately before the month in which the CLOSING occurs (hereinafter referred to as the “COMPUTATION DATE”), the EMERALD SHAREHOLDERS’ EQUITY (hereinafter defined) is less than $5,300,000 , the PURCHASE PRICE shall be reduced dollar-for-dollar by the difference between $5,300,000, less the EMERALD SHAREHOLDERS’ EQUITY as of the COMPUTATION DATE. EMERALD SHAREHOLDERS’ EQUITY shall be determined by EMERALD’s independent public accounting firm in accordance with subparagraph (c) of this Section 2.02.
(c)	For purposes of this AGREEMENT, EMERALD SHAREHOLDERS’ EQUITY shall be determined based upon EMERALD’s balance sheet as of the COMPUTATION DATE. The balance sheet shall be prepared in accordance with generally accepted accounting principles as applicable to interim financial statements and consistently applied, provided, however, that the following items shall be added to the value of the assets set forth on such balance sheet:
(i)	Legal fees incurred by EMERALD in connection with the MERGER in an amount up to $180,000;

(ii)	Investment banking fees payable to RYAN BECK in an amount up to $175,000;

(iii)	Accounting fees in an amount up to $23,000 for the retention of accounting personnel or services by EMERALD;

(iv)	Retention payments of $145,000 contemplated by Section 6.11(c);

(v)	Increases in EMERALD’s allowance for loan losses relating solely to new loan production after the date of this AGREEMENT in the amount of 1% of the difference between the aggregate dollar amount of new loans made between the date of this AGREEMENT and the EFFECTIVE TIME, less the aggregate amount of loans paid off in full or paid down between such dates;

(vi)	Costs and expenses incurred by EMERALD at the direction of MBCN; and

(vii)	Any compensation charge resulting from the acceleration of vesting of the OUTSTANDING OPTIONS pursuant to Section 6.15 of this AGREEMENT.

The application of the adjustments to the EMERALD SHAREHOLDERS’ EQUITY as contemplated in clauses (i) through (v) is illustrated by the example which is attached hereto as Exhibit 2.02(c) and which shall be used solely to demonstrate the adjustment method specified by this section 2.02(c).
     Section 2.03. Fractional Shares. No fractional MBCN common share and no certificates or scrip therefor shall be issued in the MERGER. Instead, MBCN shall pay to each holder of EMERALD common shares who otherwise would be entitled to a fractional MBCN common share an amount in cash (without interest) equal to the sum of the fraction of the MBCN common share, multiplied by the MBCN AVERAGE STOCK PRICE.
     Section 2.04. Election Procedures.
(a)	An election form and letter of transmittal in such form as EMERALD and MBCN shall mutually agree (hereinafter referred to as the “ELECTION FORM”) shall be mailed to each holder of EMERALD common shares, along with the PROXY STATEMENT/PROSPECTUS (as defined in Section 6.02 of this AGREEMENT) and related proxy materials for the special shareholders’ meeting at which the MERGER will be submitted to a vote of EMERALD’s shareholders. The shareholders of EMERALD entitled to receive the ELECTION FORM shall be those shareholders of record as of the record date fixed for the special shareholders’ meeting at which the MERGER will be submitted to a vote of EMERALD’s shareholders. EMERALD and MBCN shall also establish a deadline for receipt of such ELECTION FORMS (hereinafter referred to as the “ELECTION DEADLINE”), which deadline shall be the close of business on the date of the special shareholders’ meeting at which the MERGER will be submitted to a vote of EMERALD’s shareholders, unless MBCN elects to establish a later ELECTION DEADLINE not later than the close of business on the last day that EMERALD shareholders are permitted to give notice of their exercise of statutory dissenters’ rights. MBCN shall also use commercially reasonable efforts to provide the ELECTION FORM to shareholders of record who become record shareholders after the record date and before the ELECTION DEADLINE.
(b)	Each ELECTION FORM shall entitle the holder of EMERALD common shares (i) to elect to receive the CASH CONSIDERATION for all of such holder’s shares (hereinafter referred to as a “CASH ELECTION”), (ii) to elect to receive the STOCK CONSIDERATION for all of such holder’s shares (hereinafter referred to as a “STOCK ELECTION”), (iii) to elect to receive the CASH CONSIDERATION with respect to some of such holder’s shares and the STOCK CONSIDERATION with respect to such holder’s remaining shares (hereinafter referred to as a “MIXED ELECTION”), or (iv) to indicate that such holder has no preference concerning the receipt of the CASH CONSIDERATION or the STOCK CONSIDERATION (hereinafter referred to as a “NON-ELECTION”). EMERALD common shares for which the CASH CONSIDERATION is elected pursuant to a CASH ELECTION or a MIXED ELECTION are referred to herein as “CASH ELECTION SHARES.” EMERALD common shares for which the STOCK CONSIDERATION is elected pursuant to a STOCK ELECTION or a MIXED ELECTION are referred to herein as “STOCK ELECTION SHARES.”

EMERALD common shares for which the NON-ELECTION is the made, and EMERALD common shares for which no election is made by the holder by the ELECTION DEADLINE (excluding DISSENTING SHARES, as defined in Section 2.10 of this AGREEMENT) are referred to herein as “NON-ELECTION SHARES.”

(c)	An election shall be considered to have been validly made by a holder of EMERALD common shares only if, on or before 5:00 p.m., local time, on the ELECTION DEADLINE, MBCN or the EXCHANGE AGENT (as defined below), as applicable, shall have received an ELECTION FORM properly completed and executed by such holder, accompanied by either (i) one or more certificates (a “CERTIFICATE”) representing the EMERALD common shares as to which such election is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of EMERALD, or containing an appropriate guaranty of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company in the United States, or (ii) with respect to a CERTIFICATE that has been lost, stolen, or destroyed, the affidavit and, if required, bond required under Section 2.06(g) of this AGREEMENT. Subject to the terms of this AGREEMENT and the ELECTION FORM, MBCN shall have reasonable discretion to determine whether any election, revocation, or change has been properly or timely made and to disregard immaterial defects in any ELECTION FORM. Any good faith decisions of MBCN regarding such matters shall be binding and conclusive.
(d)	A holder of EMERALD common shares that is a bank, trust company, security broker-dealer or other recognized nominee, may submit one or more ELECTION FORMS for the persons for whom it holds shares as nominee provided that such bank, trust company, security broker-dealer or nominee certifies to the satisfaction of EMERALD and MBCN the names of the persons for whom it is so holding shares (hereinafter referred to as the “BENEFICIAL OWNERS”). In such case, each BENEFICIAL OWNER for whom an ELECTION FORM is submitted shall be treated as a separate owner for purposes of the election procedure and allocation of shares set forth in this ARTICLE TWO.
(e)	Any holder of EMERALD common shares may at any time before the ELECTION DEADLINE withdraw such holder’s election and either (i) submit a new ELECTION FORM in accordance with the procedures in this Section 2.04 or (ii) withdraw the CERTIFICATE or CERTIFICATES for EMERALD common shares deposited therewith by providing written notice that is received by MBCN or the EXCHANGE AGENT, as applicable, by 5:00 p.m., local time, on the business day prior to the ELECTION DEADLINE. ELECTIONS may be similarly revoked if this AGREEMENT is terminated.
Section 2.05. Allocation and Proration Procedures.
(a)	Notwithstanding any other contrary provision contained in this AGREEMENT, 50% of the total number of EMERALD common shares outstanding at the EFFECTIVE TIME

(hereinafter referred to as the “STOCK CONVERSION NUMBER”) shall be converted into the STOCK CONSIDERATION and the remaining outstanding EMERALD common shares shall be converted into the CASH CONSIDERATION (hereinafter referred to as the “CASH CONVERSION NUMBER”).

(b)	Within five (5) business days after the EFFECTIVE TIME, MBCN shall allocate among the holders of EMERALD common shares the right to receive the CASH CONSIDERATION and the STOCK CONSIDERATION and to distribute such consideration. In making such allocation, MBCN shall first convert the NON-ELECTION SHARES into STOCK ELECTION SHARES and/or CASH ELECTION SHARES (with such conversion made on a pro rata basis among the holders of NON-ELECTION SHARES based upon the number of each such holder’s total NON-ELECTION SHARES) in order to satisfy, to the greatest extent possible, the mix of CASH CONSIDERATION and STOCK CONSIDERATION required by Section 2.05(a). If, following the conversion of all NON-ELECTION SHARES, the number of STOCK ELECTION SHARES does not equal the STOCK CONVERSION NUMBER, then the STOCK ELECTION SHARES and CASH ELECTION SHARES shall be reallocated as follows:
(i)	If the number of STOCK ELECTION SHARES is less than the STOCK CONVERSION NUMBER, then MBCN shall eliminate from the CASH ELECTION SHARES (excluding the DISSENTING SHARES), on a pro rata basis in relation to the total number of CASH ELECTION SHARES, and shall add to the STOCK ELECTION SHARES, such number of EMERALD common shares as may be necessary so that the number of STOCK ELECTION SHARES equals the STOCK CONVERSION NUMBER; or

(ii)	If the number of STOCK ELECTION SHARES is greater than the STOCK CONVERSION NUMBER, then MBCN shall eliminate from the STOCK ELECTION SHARES, on a pro rata basis in relation to the total number of STOCK ELECTION SHARES, and shall add to the CASH ELECTION SHARES, such number of EMERALD common shares as may be necessary so that the number of STOCK ELECTION SHARES equals the STOCK CONVERSION NUMBER.
Notice shall be provided promptly to each holder of EMERALD common shares whose shares are reallocated pursuant to this Section 2.05. After applying the allocation and proration procedures set forth in this Section 2.05, (I) all of the STOCK ELECTION SHARES shall be converted into the right to receive the STOCK CONSIDERATION and (II) all of the CASH ELECTION SHARES shall be converted into the right to receive the CASH CONSIDERATION.
     Section 2.06. Exchange Procedures.
(a)	Distributions by MBCN of the MERGER CONSIDERATION shall be made in accordance with Sections 2.04 and 2.05 of this AGREEMENT. At and after the

EFFECTIVE TIME, each CERTIFICATE shall represent the right to receive the MERGER CONSIDERATION in accordance with the terms of this AGREEMENT only, or in the case of shares for which dissenters’ rights are properly exercised and perfected, such rights as the dissenter may have under the applicable provisions of the Ohio General Corporation Law governing dissenters’ rights.

(b)	At or before the EFFECTIVE TIME, MBCN shall reserve a sufficient number of MBCN common shares to be issued as part of the MERGER CONSIDERATION and shall deposit with The Middlefield Banking Company (hereinafter referred to as “MBC”) an estimated amount of cash to be issued as part of the MERGER CONSIDERATION.

(c)	MBCN shall cause a certificate representing that number of whole MBCN common shares that each holder of EMERALD common shares has the right to receive under Sections 2.04 and 2.05 of this AGREEMENT, if any, and a check in the amount of any cash that such holder has the right to receive under Sections 2.04 and 2.05, if any, including any cash in lieu of fractional shares, or dividends or distributions the shareholder is entitled to receive, to be delivered to the shareholder upon delivery (if not previously delivered) to MBCN of the CERTIFICATES (or bond or other indemnity satisfactory to MBCN if any of such certificates are lost, stolen or destroyed) owned by the shareholder. No interest will be paid on any MERGER CONSIDERATION.

(d)	No dividends or other distributions on MBCN common shares with a record date occurring after the EFFECTIVE TIME shall be paid to the holder of any unsurrendered CERTIFICATE until the holder thereof surrenders such CERTIFICATE in accordance with this Section 2.06 or provides an affidavit and, if required, a bond in accordance with subparagraph (g) of this Section 2.06. After becoming entitled in accordance with this Section 2.06, the record holder also shall be entitled to receive any such dividends or other distributions, without interest, that had become payable for MBCN common shares the holder had the right to receive upon surrender of the CERTIFICATE.

(e)	The stock transfer books of EMERALD shall be closed immediately upon the EFFECTIVE TIME. From and after the EFFECTIVE TIME there shall be no transfers on the stock transfer records of EMERALD of any EMERALD common shares. If, after the EFFECTIVE TIME, CERTIFICATES are presented to MBCN, they shall be canceled and exchanged for the MERGER CONSIDERATION deliverable under this AGREEMENT in accordance with the procedures set forth in this Section 2.06.

(f)	If any dispute arises concerning the ownership of the EMERALD common shares represented by any CERTIFICATE, MBCN shall be entitled to deposit any MERGER CONSIDERATION payable with respect to such EMERALD common shares in escrow with an independent third party. MBCN shall thereafter have no liability for any claims relating thereto.

(g)	If any CERTIFICATES are lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the CERTIFICATE to be lost, stolen, or destroyed and, if required by MBCN, the posting by the person of a bond or other indemnity satisfactory to

MBCN in such amount as MBCN may reasonably direct as indemnity against any claim that may be made against it for the CERTIFICATE, MBCN shall issue in exchange for the lost, stolen, or destroyed CERTIFICATE the MERGER CONSIDERATION under Section 2.04.

(h)	Notwithstanding the foregoing, neither the EXCHANGE AGENT (as defined in Section 2.08) nor any party hereto shall be liable to any former holder of EMERALD common shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
     Section 2.07. Anti-Dilution Adjustments. If, before the EFFECTIVE TIME, MBCN changes (or establishes a record date that is before the EFFECTIVE TIME for changing) the number of MBCN common shares issued and outstanding by a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding MBCN common shares, the STOCK CONSIDERATION shall be adjusted so that EMERALD shareholders receive, in the aggregate, the same percentage of outstanding MBCN common shares at the EFFECTIVE TIME that would have been received had such transaction not occurred.
     Section 2.08. Exchange Agent. On or before the date that the Registration Statement (as defined in Section 6.02) is declared effective by the Securities Exchange Commission (hereinafter referred to as the “SEC”), MBCN shall either appoint an agent for purposes of mailing and receiving the ELECTION FORMS, tabulating the results, and distributing the MERGER CONSIDERATION pursuant to the terms and conditions of this AGREEMENT or elect to perform such functions itself (in either case, hereinafter referred to as the “EXCHANGE AGENT”).
     Section 2.09. Outstanding Options in the Merger. At the EFFECTIVE TIME and as a result of the MERGER, each holder of an unexercised OUTSTANDING OPTION immediately before the EFFECTIVE TIME shall have each such OUTSTANDING OPTION converted into an option to purchase common shares of MBCN (hereinafter referred to as a “MBCN OPTION”) on the following terms and subject to the following conditions:
(a)	Each OUTSTANDING OPTION shall be converted to an MBCN OPTION based upon the EXCHANGE RATIO;

(b)	The exercise price of the MBCN OPTION into which each OUTSTANDING OPTION is converted shall equal the quotient of the exercise price of the OUTSTANDING OPTION, divided by the EXCHANGE RATIO, rounded up if necessary to the nearest one-hundredth of a dollar; and

(c)	The number of MBCN common shares subject to the MBCN OPTION of such holder shall equal the product of the number of EMERALD common shares subject to the OUTSTANDING OPTION, multiplied by the EXCHANGE RATIO, rounded down if necessary to the nearest whole share.

     Section 2.10. Dissenting Shares. Notwithstanding anything in this AGREEMENT to the contrary, the EMERALD common shares which are outstanding immediately before the EFFECTIVE TIME and which are held by shareholders who shall (a) have delivered to EMERALD a written demand for payment of the fair value of such shares in the manner provided in ORC Section 1701.85(A)(2), (b) not have voted such shares in favor of this AGREEMENT, and (c) have otherwise complied fully with all of the requirements of ORC Sections 1701.84 and 1701.85, shall not be converted into or be exchangeable for the right to receive the MERGER CONSIDERATION; provided, however, that (i) each of such shares (hereinafter referred to as the “DISSENTING SHARES”) shall nevertheless be cancelled and extinguished and (ii) the holder of such DISSENTING SHARES shall be entitled to such rights as provided for the provisions of ORC Sections 1701.84 and 1701.85.
ARTICLE THREE
REPRESENTATIONS AND WARRANTIES OF EMERALD
     Section 3.01. General.
(a)	On or before the date hereof, EMERALD delivered to MBCN a schedule (hereinafter referred to as the “EMERALD DISCLOSURE SCHEDULE”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this ARTICLE THREE or to one or more of its covenants contained in ARTICLE FIVE, regardless of whether the provision explicitly refers to disclosure schedule exceptions; provided, however, that the mere inclusion of an item in the EMERALD DISCLOSURE SCHEDULE as an exception to a representation or warranty shall not be deemed an admission by EMERALD that the item is a material exception or fact, event, or circumstance or that the item is reasonably likely to result in a MATERIAL ADVERSE EFFECT (as defined below).
(b)	For the purpose of this AGREEMENT, a “MATERIAL ADVERSE EFFECT” in respect of EMERALD means any effect that (i) is material and adverse to the financial position, results of operations or business of EMERALD, or (ii) would materially impair the ability of EMERALD to perform its obligations under this AGREEMENT or otherwise materially threaten or materially impede the consummation of the MERGER and the other transactions contemplated by this AGREEMENT; provided, however, that a MATERIAL ADVERSE EFFECT in respect of EMERALD shall not be deemed to include the impact of (I) changes in banking and similar laws of general applicability to banks, savings banks, or their holding companies or interpretations thereof by courts or governmental authorities, (II) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks, savings banks, or their holding companies generally, (III) any modifications or changes to valuation policies and practices in connection with the MERGER or restructuring charges taken in connection with the MERGER, in each case in accordance with generally accepted accounting principles, (IV) effects of any action taken with the advance written consent of MBCN, (V) changes in the general level of interest rates (including the impact on EMERALD’s securities portfolio) or conditions or circumstances relating to or that affect the United

States economy, financial, or securities markets or the banking industry, generally, (VI) reasonable and customary expenses incurred in connection with the MERGER and all expenses related to retention arrangements as provided in Section 6.11(c) of this AGREEMENT and any benefit or retirement plan disclosed on the EMERALD DISCLOSURE SCHEDULE, (VII) the impact of the announcement of this AGREEMENT and the transactions contemplated hereby, and compliance with this AGREEMENT on the business, financial condition or results of operations of EMERALD, (VIII) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; and (IX) the continuation of losses incurred by EMERALD in the operation of its business.

(c)	For the purpose of this AGREEMENT, and in relation to EMERALD, “knowledge” means the actual knowledge of any officer or director of EMERALD and any other person having supervisory or management responsibilities with respect to material aspects of the operation of the business of EMERALD.

(d)	On the basis of this Section 3.01, EMERALD represents and warrants to MBCN that each of the statements in the following Sections of this ARTICLE THREE is true and accurate in all material respects.
     Section 3.02. Organization and Standing. EMERALD is a state savings bank organized, validly existing and in good standing under the laws of Ohio; has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted. The deposits in EMERALD are insured up to applicable limits by the Federal Deposit Insurance Corporation (hereinafter referred to as the “FDIC”) and EMERALD has paid or properly reserved or accrued for all current premiums and assessments for deposit insurance. Except as set forth in Section 3.02 of the EMERALD DISCLOSURE SCHEDULE, to the knowledge of EMERALD, EMERALD is in compliance in all material respects with all applicable local, state or federal laws and regulations. Except as set forth in section 3.02 of the EMERALD DISCLOSURE SCHEDULE, EMERALD has no subsidiaries and owns no voting stock or equity securities of any corporation, partnership, association, or other entity.
     Section 3.03. Qualification. EMERALD is duly qualified to do business and in good standing in each jurisdiction in which such qualification is required, except where the failure to so qualify would not have a MATERIAL ADVERSE EFFECT on EMERALD.
     Section 3.04. Authority.
(a)	Subject to the approval of this AGREEMENT and the transactions contemplated hereby, including the MERGER, by the EMERALD shareholders, by the DIVISION, by the FDIC and by the Board of Governors of the Federal Reserve System (hereinafter referred to as the “FRB”), (i) EMERALD has all of the requisite corporate power and authority to enter into this AGREEMENT and to perform all of its obligations hereunder; (ii) the execution and delivery of this AGREEMENT and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action by EMERALD; and (iii) this AGREEMENT is the valid and binding agreement of

EMERALD, enforceable against EMERALD in accordance with its terms, (I) subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors’ rights generally and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents and (II) except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. § 1818(b) or by the appointment of a conservator by the FDIC. This AGREEMENT has been duly executed and delivered by EMERALD. EMERALD has no knowledge of any reason approval of this AGREEMENT and the transactions contemplated hereby will not be approved by the Division, the FDIC, and the FRB in a timely manner and without the imposition of a condition, restriction, or requirement of the type described in section 7.01(b).

(b)	The Articles of Incorporation and Constitution of EMERALD require the adoption of this AGREEMENT and the approval of the transactions contemplated hereby, including the MERGER, by the affirmative vote of the holders of a majority of the outstanding shares of EMERALD. Neither the Articles of Incorporation nor the Constitution of EMERALD, nor any law or regulation, require any other vote of the holders of EMERALD shares in respect of this AGREEMENT or the transactions contemplated hereby.
     Section 3.05. Governing Documents. EMERALD has made available or shall promptly make available to MBCN true and accurate copies of its Articles of Incorporation and Constitution and has granted MBCN access to all records of all meetings and other corporate actions by the shareholders, Board of Directors and Committees of the Board of Directors of EMERALD, except records of meetings related to the process leading to the transactions contemplated by this AGREEMENT. The minute books of EMERALD contain, in all material respects, complete and accurate records of all meetings and other corporate actions of the EMERALD shareholders, Board of Directors and Committees of the Board of Directors, except records of meetings related to the process leading to the transactions contemplated by this AGREEMENT.
     Section 3.06. No Conflicts. Subject to the approval of this AGREEMENT and the transactions contemplated hereby, including the MERGER, by the EMERALD shareholders, the DIVISION, the FDIC and the FRB, and except as set forth in Section 3.06 of the EMERALD DISCLOSURE SCHEDULE, the execution and delivery of this AGREEMENT and the consummation of the transactions contemplated hereby, including the MERGER, will not (a) conflict with or violate any provision of or result in the breach of any provision of the Articles of Incorporation or Constitution of EMERALD; (b) conflict with or violate any provision of or result in the breach or the acceleration of or entitle any party to accelerate (whether upon or after the giving of notice of lapse of time or both) any obligation under, or otherwise materially affect the terms of, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which EMERALD is a party or by which EMERALD or its property or assets is bound; (c) require the consent of any party to any agreement or commitment to which EMERALD is a party or by which EMERALD or its property or assets is bound, the failure to obtain which could, individually or in the aggregate with all the other failures to obtain required consents, have a MATERIAL ADVERSE EFFECT on EMERALD; (d) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any property or assets of EMERALD or give rise to any meritorious cause of action against EMERALD; or (e) violate or conflict with any applicable law, ordinance, rule or regulation.
     Section 3.07. Consents. Except as set forth in Section 3.07 of the EMERALD DISCLOSURE SCHEDULE, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required by EMERALD in connection with the execution and delivery of this AGREEMENT by EMERALD or the consummation by EMERALD of the transactions contemplated hereby.
     Section 3.08. Authorized Capital. The authorized capital of EMERALD consists of 10,000,000 common shares, no par value, 732,689 of which are issued and outstanding and held of record by approximately 100 shareholders as of the date of this AGREEMENT; 73,268 of which are reserved for issuance under the 2003 PLAN; and 47,623 of which are subject to the OUTSTANDING OPTIONS as of the date of this AGREEMENT. All of the outstanding common shares of EMERALD are duly authorized, validly issued, fully paid and non-assessable; were issued in full compliance with all applicable laws and regulations; and were not issued in violation of the preemptive right of any shareholder of EMERALD. EMERALD has no outstanding class of capital stock other than such common shares. Except as set forth in Section 3.08 of the EMERALD DISCLOSURE SCHEDULE, there are no outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating EMERALD (a) to issue, deliver or sell, cause to be issued, delivered or sold, or restricting EMERALD from selling any additional EMERALD shares, or (b) to grant, extend or enter into any such agreement or commitment.
     Section 3.09. Financial Statements.
(a)	The statements of financial condition as of December 31, 2005 and 2004, of EMERALD and the related statements of income, shareholders’ equity and cash flows for each of the years then ended, examined and reported upon by Crowe, Chizek and Company, certified public accountants, complete copies of which have previously been made available to MBCN (hereinafter referred to as the “EMERALD AUDITED FINANCIALS”), have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the consolidated financial position of EMERALD at such dates and the consolidated results of its operations and cash flows for such periods.
(b)	The unaudited balance sheet as of September 30, 2006, of EMERALD and the related unaudited income statement for the nine months then ended, complete copies of which have previously been made available to MBCN (hereinafter referred to as the “EMERALD INTERIM FINANCIALS”), fairly present the financial position of EMERALD at such date and the results of its operations for such period and have been prepared in accordance with generally accepted accounting principles as applicable to interim financial statements (except for the absence of footnotes) and as applied on a consistent basis with the EMERALD AUDITED FINANCIALS. All adjustments which are necessary for a fair statement of the EMERALD INTERIM FINANCIALS have been made.

     Section 3.10. Conduct of Businesses. Since September 30, 2006, EMERALD has conducted its businesses only in the ordinary and usual course, there has been no MATERIAL ADVERSE EFFECT on the financial condition, assets, liabilities, obligations, properties, business or prospects of EMERALD and, except as set forth in the EMERALD AUDITED FINANCIALS, the EMERALD INTERIM FINANCIALS or Section 3.10 of the EMERALD DISCLOSURE SCHEDULE, EMERALD has not:
(a)	Authorized the creation or issuance of, issued, sold or disposed of, or created any obligation to issue, sell or dispose of, any shares, notes, bonds or other securities (including, without limitation, the grant of any options under the 2003 PLAN), or any obligation convertible into or exchangeable for, any of its common shares;

(b)	Declared, set aside, paid or made any dividend or other distributions on its common shares or directly or indirectly redeemed, purchased or acquired any shares or entered into any agreement in respect of the foregoing;

(c)	Effected any stock split, recapitalization, combination, exchange of shares, readjustment or other reclassification;

(d)	Amended its Articles of Incorporation or Constitution;

(e)	Purchased, sold, assigned or transferred any material patent, trademark, trade name, copyright, license, franchise, design or other intangible asset or property;

(f)	Except for the acquisition or disposition in the ordinary course of business of other real estate owned, acquired or disposed of any real or personal property or fixed assets constituting a capital investment in excess of $10,000 individually or $25,000 in the aggregate;

(g)	Mortgaged, pledged or granted or suffered to exist any lien or other encumbrance or charge on any assets or properties, tangible or intangible, except for liens for taxes not yet due and payable and such other liens, encumbrances or charges which do not materially adversely affect its financial position;

(h)	Waived any rights of material value or cancelled any material debts or claims;

(i)	Except for borrowings from the Federal Home Loan Bank of Cincinnati (hereinafter referred to as the “FHLB of Cincinnati”), incurred any obligation or liability (absolute or contingent) requiring payments by EMERALD exceeding $10,000, whether individually or in the aggregate, including, without limitation, any tax liability, or paid any material liability or obligation (absolute or contingent) other than liabilities and obligations incurred in the ordinary course of business;

(j)	Except for salary increases granted in accordance with past practice, entered into or amended any employment contract with any of its officers, hired any new employees except to replace employees whose employment terminated after the date of this AGREEMENT, increased the compensation payable to any officer or director or any relative of any such officer or director, or become obligated to increase any such compensation, adopted or amended in any material respect any employee benefit plans, severance plan or collective bargaining agreement or made any awards or distributions under any employee benefit plans not consistent with past practice or custom;

(k)	Incurred any damage, destruction or similar loss, not covered by insurance, materially affecting its businesses or properties;

(l)	Acquired any shares or other equity interest in any corporation, partnership, trust, joint venture or other entity;

(m)	Made any (i) investment (except investments made in the ordinary course of business) or (ii) capital expenditure or commitment for any addition to property, plant or equipment, in either case (clauses i and ii) of more than $25,000;

(n)	Failed to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses incurred in the regular and ordinary course of business as such debts, liabilities, obligations, and expenses have become due;

(o)	Opened, closed, moved or, in any material respect, expanded, diminished, renovated, altered, or changed any of its offices or branches;

(p)	Paid or committed to pay any management or consulting or other similar type of fees;

(q)	Failed to maintain EMERALD’s reserve for loan losses at the greater of $242,000 or 1% of the total gross loans outstanding, except to the extent inconsistent with generally accepted accounting principles;

(r)	Caused any MATERIAL ADVERSE EFFECT on the amount or general composition of EMERALD’s deposit liabilities or loan portfolio;

(s)	Agreed, whether in writing or otherwise, to take any action described in this Section 3.10.
     Section 3.11. Properties.
(a)	A description of all personal property and fixed assets owned by EMERALD is set forth in Section 3.11(a) of the EMERALD DISCLOSURE SCHEDULE (hereinafter referred to as the “PERSONAL PROPERTY”). All PERSONAL PROPERTY has been maintained in good working order, ordinary wear and tear excepted. EMERALD owns and has good title to all of the PERSONAL PROPERTY, free and clear of any mortgage, lien, pledge, charge, claim, conditional sales or other agreement, lease, right or encumbrance, except (i) as set forth in Section 3.11(a) of the EMERALD DISCLOSURE SCHEDULE, (ii) to the extent stated or reserved against in the EMERALD AUDITED FINANCIALS, and (iii) such other exceptions which are not material in character or amount and do not materially detract from the value of or interfere with the use of the properties or assets subject thereto or affected thereby.

(b)	The documentation (hereinafter referred to as “LOAN DOCUMENTATION”) governing or relating to the loan and credit-related assets (hereinafter referred to as the “LOAN ASSETS”) included within the loan portfolio of EMERALD is legally sufficient in all material respects for the purposes intended thereby and creates enforceable rights in favor of EMERALD in accordance with the terms of such LOAN DOCUMENTATION, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors’ rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents. The LOAN DOCUMENTATION is in compliance with, and each of the loans included within the loan portfolio of EMERALD has been processed, closed and administered in conformance with, all applicable federal consumer protection statutes and regulations, including the Truth in Lending Act, the Equal Credit Opportunity Act and the Real Estate Settlement Procedures Act. Except as set forth in Section 3.11(b) of the EMERALD DISCLOSURE SCHEDULE, to the knowledge of EMERALD, no debtor under any of the LOAN DOCUMENTATION has asserted any claim or defense with respect to the subject matter thereof.

(c)	A description of each parcel of real property owned by EMERALD is set forth in Section 3.11(c) of the EMERALD DISCLOSURE SCHEDULE (hereinafter referred to individually as a “PARCEL” and collectively as the “REAL PROPERTIES”). EMERALD is the owner of each PARCEL in fee simple and has good and marketable title to each such PARCEL, free and clear of any liens, claims, charges, encumbrances or security interests of any kind, except (i) as set forth in Section 3.11(c) of the EMERALD DISCLOSURE SCHEDULE, (ii) liens for real estate taxes and assessments not yet delinquent and (iii) utility, access and other easements, rights of way, restrictions and imperfections of title which do not impair the REAL PROPERTIES for the use and business being conducted thereon.

(d)	Except as set forth in Section 3.11(d) of the EMERALD DISCLOSURE SCHEDULE, no party leasing any of the REAL PROPERTIES from EMERALD is in material default with respect to any of its obligations (including payment obligations) under the governing lease. EMERALD has not received notification from any governmental entity within the two year period immediately preceding the date hereof of contemplated improvements to the REAL PROPERTIES or surrounding area or community by public authority, the costs of which are to be assessed as special taxes against the REAL PROPERTIES in the future.

(e)	A description of all real property leased by EMERALD is set forth in Section 3.11(e) of the EMERALD DISCLOSURE SCHEDULE (hereinafter referred to as the “LEASED REAL PROPERTY”). True and correct copies of all leases in respect of the LEASED REAL PROPERTY (hereinafter referred to as the “REAL PROPERTY LEASES”) and all attachments, amendments and addendums thereto have been made available to MBCN. Except as set forth in Section 3.11(e) of the EMERALD DISCLOSURE

SCHEDULE, the REAL PROPERTY LEASES create, in accordance with their terms, valid, binding and assignable leasehold interests of EMERALD in all of the LEASED REAL PROPERTY, free and clear of all liens, claims, charges, encumbrances or security interests of any kind. EMERALD has complied in all material respects with all of the provisions of the REAL PROPERTY LEASES required on its part to be complied with and is not in default with respect to any of its obligations (including payment obligations) under any of the REAL PROPERTY LEASES.

(f)	A description of all personal property leased by EMERALD is set forth in Section 3.11(f) of the EMERALD DISCLOSURE SCHEDULE (hereinafter referred to as the “LEASED PERSONAL PROPERTY”). True and correct copies of the leases in respect of the LEASED PERSONAL PROPERTY (hereinafter referred to as the “PERSONAL PROPERTY LEASES”) and all attachments, amendments and addendums thereto have been made available to MBCN. Except as set forth in Section 3.11(f) of the EMERALD DISCLOSURE SCHEDULE, the PERSONAL PROPERTY LEASES create, in accordance with their terms, valid, binding and assignable leasehold interests of EMERALD in all of the LEASED PERSONAL PROPERTY, free and clear of all liens, claims, charges, encumbrances or security interests of any kind. EMERALD has complied in all material respects with all of the provisions under the PERSONAL PROPERTY LEASES required on its part to be complied with and is not in default with respect to any of its obligations (including payment obligations) under any of the PERSONAL PROPERTY LEASES.
     Section 3.12. Nonperforming Loans. Except as set forth in Section 3.12 of the EMERALD DISCLOSURE SCHEDULE, there is no loan which was made by EMERALD and which is reflected as an asset of EMERALD on the EMERALD AUDITED FINANCIALS that (a) is ninety (90) days or more delinquent or (b) has been classified by examiners (regulatory or internal) as “Substandard,” “Doubtful” or “Loss.”
     Section 3.13. Investments.
(a)	Section 3.13(a) of the EMERALD DISCLOSURE SCHEDULE contains (i) a true, accurate and complete list of all investments, other than investments in the LOAN ASSETS and REAL PROPERTIES, owned by EMERALD (hereinafter referred to as the “INVESTMENTS”) as of the date hereof, the name of the registered holder thereof, the location of the certificates therefor or other evidence thereof and any stock powers or other authority for transfer granted with respect thereto and (ii) a true, accurate and complete list of the names of each bank or other depository in which EMERALD has an account or safe deposit box, including, without limitation, accounts with the FHLB of Cincinnati, and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth in Section 3.13(a) of the EMERALD DISCLOSURE SCHEDULE, the INVESTMENTS, other than any such investments disposed of in the ordinary course of business prior to the date hereof, are owned by EMERALD, free and clear of all liens, pledges, claims, security interests, encumbrances, charges or restrictions of any kind and may be freely disposed of by EMERALD at any time. Except as set forth in Section 3.13(a) of the EMERALD DISCLOSURE SCHEDULE, EMERALD is not a

party to and has no interest in any repurchase agreement, reverse repurchase agreement, collateralized mortgage obligation or any other derivative security.

(b)	With the exception of equity interests in the FHLB of Cincinnati, EMERALD does not own of record or beneficially the outstanding shares of, or any equity interest in, any corporation or other business entity.
     Section 3.14. Reports and Records. EMERALD has filed all reports and maintained all records required to be filed or maintained by it under various rules and regulations of the State of Ohio and the FDIC. To the knowledge of EMERALD, all such documents and reports complied in all material respects with applicable requirements of law and regulations in effect at the time of filing such documents and contained in all material respects the information required to be stated therein. The books and records of EMERALD are complete and correct and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of EMERALD set forth in the EMERALD AUDITED FINANCIALS and the EMERALD INTERIM FINANCIALS.
     Section 3.15. Taxes.
(a)	Except as set forth in Section 3.15 of the EMERALD DISCLOSURE SCHEDULE, EMERALD has duly and timely filed all material federal, state, county and local income, profits, franchise, excise, sales, customs, property, use, occupation, withholding, social security and other tax and information returns and reports (“TAX RETURNS”) required to have been filed by EMERALD through the date hereof, and all such TAX RETURNS are and will be true, correct and complete in all material respects. EMERALD has paid or accrued all material TAXES (defined below) due or claimed to be due (whether reflected on such TAX RETURNS or otherwise). EMERALD has no liability for any material TAXES of any nature whatsoever and there is no basis for any additional material claims or assessments, other than with respect to liabilities for TAXES which are reflected in the EMERALD AUDITED FINANCIALS, the EMERALD INTERIM FINANCIALS or which may have accrued since September 30, 2006, in the ordinary course of business. True copies of the federal, state and local income TAX RETURNS of EMERALD for each of the tax years ended December 31, 2004 and 2005 have been made available to MBCN. Except as set forth in Section 3.15 of the EMERALD DISCLOSURE SCHEDULE, neither the Internal Revenue Service (the “IRS”) nor any other taxing authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of EMERALD, is threatening to assert against EMERALD any deficiency or claim for additional TAXES. No federal, state, local, or foreign TAX audits or administrative or judicial TAX proceedings are pending or being conducted with respect to EMERALD and, to the knowledge of EMERALD, no such audit or proceeding is threatened. There are no unexpired waivers by EMERALD of any statute of limitations with respect to TAXES. The accruals and reserves for TAXES reflected in the EMERALD AUDITED FINANCIALS and the EMERALD INTERIM FINANCIALS are adequate for the periods covered. EMERALD has withheld or collected and paid over to the appropriate taxing authorities or is properly holding for such payment all TAXES required by law to be withheld or collected. There are no liens for TAXES upon the assets of EMERALD, other than liens for current TAXES not yet due and payable.

EMERALD has not filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the “CODE”), concerning collapsible corporations. EMERALD has not agreed to make, and is not required to make, any adjustment under Section 481(a) of the CODE. EMERALD has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the CODE. EMERALD has no liability for the TAXES of any other person or entity under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(b)	For purposes of this AGREEMENT, “TAX” or “TAXES” means (i) all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, gains, premium, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, witshholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority; and (ii) any transferee liability in respect of any items described in clause (i) above.
     Section 3.16. Material Contracts.
(a)	Except as set forth in Section 3.16(a) of the EMERALD DISCLOSURE SCHEDULE, EMERALD is not a party to or bound by any written or oral (i) contract or commitment for capital expenditures in excess of $10,000 for any one project or $20,000 in the aggregate; (ii) contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services involving payments to or by EMERALD of an amount exceeding $25,000 in the aggregate or extending for more than six (6) months from the date hereof; (iii) contract or option for the purchase of any property, real or personal; (iv) unsecured letter of credit or indemnity calling for payment, upon the conditions stated therein, of more than $10,000; (v) guarantee agreement; (vi) instrument granting any person authority to transact business on behalf of EMERALD; (vii) contracts or commitments relating to outstanding loans and/or commitments to make loans (including unfunded commitments and lines of credit) to any one person (together with “affiliates” of that person) in excess of the regulatory limitations on loans to one borrower; (viii) employment, management, consulting, deferred compensation, severance or other similar contract with any director, officer or employee of EMERALD; (ix) note, debenture or loan agreement pursuant to which EMERALD has incurred indebtedness, other than deposit liabilities and advances from the FHLB of Cincinnati; (x) loan participation agreement; (xi) loan servicing agreement; (xii) contract or commitment relating to a real estate development project consisting of the development of more than one single family dwelling; (xiii) commitment to make any acquisition, development or construction loan; or (xiv) commitment or agreement to do any of the foregoing. Contracts set forth in Section 3.16 of the EMERALD DISCLOSURE SCHEDULE are hereinafter collectively referred to as the “CONTRACTS.” EMERALD has previously made available to MBCN all of the CONTRACTS.

(b)	EMERALD is not in material default under any of the contracts or agreements to which it is a party and no claim of such default by any party has been made or is now threatened. There does not exist any event which, with notice or the passing of time or both, would constitute a material default under, or would excuse performance by any party thereto from, any contract or agreement to which EMERALD is a party.
     Section 3.17. Insurance. All material properties and operations of EMERALD are adequately insured for its benefit under policies of insurance previously provided to MBCN. The performance by the officers and employees of EMERALD of their duties is bonded in such amounts and against such risks as are usually insured against or bonded by entities similarly situated, under valid and enforceable policies of insurance or bonds issued by insurers or bonding companies of recognized responsibility, financial or otherwise, copies of which have previously been provided to MBCN.
     Section 3.18. Actions and Suits. Except as set forth in Section 3.18 of the EMERALD DISCLOSURE SCHEDULE, there are no actions, suits or proceedings or investigations pending or, to the knowledge of EMERALD, threatened against or affecting the business, operations or financial condition of EMERALD in any court or before any federal, state, municipal or other governmental division, commission, board, bureau, agency or instrumentality, and management of EMERALD has no knowledge of any basis for any such action, suit, proceeding or investigation. Except as set forth in Section 3.18 of the EMERALD DISCLOSURE SCHEDULE, EMERALD is not in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental division, commission, board, bureau, agency or instrumentality.
     Section 3.19. Permits and Licenses. EMERALD has all material permits, licenses, orders and approvals of all federal, state or local governmental or regulatory bodies required for EMERALD to conduct its business as presently conducted, and all such material permits, licenses, orders and approvals are in full force and effect, without the threat of suspension or cancellation. All such permits, licenses, orders, and approvals franchises, permits, certificates and authorizations are transferable (to the extent required) to MBCN or to MERGERCO at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this AGREEMENT.
     Section 3.20. Employee Benefit Plans; ERISA.
(a)	Section 3.20 of the EMERALD DISCLOSURE SCHEDULE contains a true and complete list of all profit-sharing plans, deferred compensation, consulting, bonus, group insurance plans or agreements and all other incentive, welfare other than “payroll practices” as defined in Department of Labor Regulation Sections 2510.3-1(b) through (i) and in Section 2510.3-1(k) or employee benefit plans or agreements maintained for the benefit of employees or former employees of EMERALD (hereinafter collectively referred to as the “PLANS”). Copies of such PLANS, together with copies of (i) the most recent actuarial and financial reports prepared with respect to any qualified plans, (ii) the most recent annual reports filed with any governmental agency and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan, have been made available to MBCN.

(b)	Each PLAN which constitutes an “employee pension benefit plan,” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as “ERISA”), is and has been administered in material compliance with its governing documents and the applicable provisions of ERISA and any such employee pension benefit plan which is intended to be qualified under the provisions of Section 401(a) of the CODE, is and has been administered in material compliance with the applicable provisions of the CODE.
(c)	Each PLAN which constitutes an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, is and has been administered in material compliance with its governing documents and the applicable provisions of ERISA and each PLAN which constitutes a “group health plan,” as defined in Section 5000(b)(1) of the CODE, is and has been administered in material compliance with the continuation of coverage provisions contained in Section 4980B of the CODE.
(d)	Each PLAN which is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, is and has been administered in material compliance with its governing documents and with any and all state or federal laws applicable to such PLAN.
(e)	Each PLAN which is a “nonqualified deferred compensation plan,” as defined in Section 409A of the CODE has, with respect to amounts subject to Section 409A of the CODE, been administered in a good faith attempt to comply with Section 409A of the CODE, IRS Notice 2005-1, Proposed Treasury Regulations issued under Section 409A of the CODE and IRS Notice 2006-79, and has not been materially modified after October 3, 2004.
(f)	EMERALD does not maintain any “employee pension plan” (as defined above) which is subject to the provisions of Title IV of ERISA.
(g)	EMERALD does not maintain any PLAN which provides post-retirement medical, dental or life insurance benefits to any former employee of EMERALD, nor is EMERALD obligated to provide any such benefit to any current employee upon his or her retirement.
(h)	EMERALD has not participated in, nor incurred any liability under, Section 4201 of ERISA for a complete or partial withdrawal from a multiemployer plan as such term is defined in Section 3(37) of ERISA.
(i)	Neither EMERALD, nor any PLAN maintained by EMERALD, nor any fiduciary of any such PLAN, has incurred any material liability to the Pension Benefit Guaranty Corporation, the United States Division of Labor or to the Internal Revenue Service (hereinafter referred to as the “IRS”) with respect to a PLAN.
(j)	No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any “employee benefit plan” (as defined above) maintained by EMERALD (i) which would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the CODE or (ii) the correction of which would have a MATERIAL ADVERSE EFFECT.

(k)	No employee pension plan (as defined above) is intended to be an employee stock ownership plan, as defined in Section 4975(e)(7) of the CODE.
     Section 3.21. Environmental Protection.
(a)	Except as set forth in Section 3.21 of the EMERALD DISCLOSURE SCHEDULE, (i) each of EMERALD, the EMERALD PROPERTY (hereinafter defined) and the COLLATERAL PROPERTY (hereinafter defined), to the knowledge of EMERALD, is, and has been at all times, in full compliance with all applicable ENVIRONMENTAL LAWS (hereinafter defined); (ii) no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or governmental agency have been issued, are pending or, to the knowledge of EMERALD, threatened against EMERALD or in connection with the EMERALD PROPERTY or the COLLATERAL PROPERTY; (iii) no claims have been made or, to the knowledge of EMERALD, threatened at any time against EMERALD or in connection with the EMERALD PROPERTY or the COLLATERAL PROPERTY relating to actual or alleged violation of any ENVIRONMENTAL LAW or relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any HAZARDOUS SUBSTANCE (hereinafter defined) and, to the knowledge of EMERALD, no past or present actions, activities, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of, or exposure to, any HAZARDOUS SUBSTANCE have occurred that could reasonably form the basis of any such claims against EMERALD or in connection with the EMERALD PROPERTY or the COLLATERAL PROPERTY; (iv) to the knowledge of EMERALD, no HAZARDOUS SUBSTANCES have been integrated into any EMERALD PROPERTY or COLLATERAL PROPERTY or any component thereof in violation of ENVIRONMENTAL LAWS, or which will in the future require remediation during renovation or demolition, or in such quantities and manner as may or do pose a threat to human health; (v) to the knowledge of EMERALD, no portion of any EMERALD PROPERTY or COLLATERAL PROPERTY is located within 2000 feet of (I) a release of HAZARDOUS SUBSTANCES which has been reported or is required to be reported under any ENVIRONMENTAL LAW or (II) the location of any site used, in the past or presently, for the disposal of any HAZARDOUS SUBSTANCES; (vi) to the knowledge of EMERALD, neither the EMERALD PROPERTY nor the COLLATERAL PROPERTY has been used for the storage, disposal or treatment of HAZARDOUS SUBSTANCES, has been contaminated by HAZARDOUS SUBSTANCES, or has been used for the storage or use of any underground or aboveground storage tanks; and (vii) all permits, registrations and other authorizations necessary for EMERALD, the EMERALD PROPERTY and the COLLATERAL PROPERTY to operate in full compliance with all ENVIRONMENTAL LAWS are currently in force and are identified in Section 3.21 of the EMERALD DISCLOSURE SCHEDULE.
(b)	EMERALD has made available to MBCN documentation with respect to all outstanding loans of EMERALD as to which the borrower has submitted to EMERALD, the borrower or another person is required to submit, or which EMERALD otherwise has in its possession, any environmental audits, site assessments, analyses, studies or surveys of environmental conditions on any matter, including, but not limited to, any COLLATERAL PROPERTY.

(c)	As used in this Section 3.21:
(i)	“EMERALD PROPERTY” means all real and personal property now or previously owned, leased, occupied or managed by EMERALD or any person or entity whose liability for any matter has or may have been related or assumed by EMERALD either contractually or by operation of law.

(ii)	“COLLATERAL PROPERTY” means all real and personal property in which EMERALD holds a security interest in connection with a loan or loan participation.

(iii)	“ENVIRONMENTAL LAWS” means all federal, state, local and other laws, regulations, rules, standards, ordinances, orders, decrees, and judgments relating to pollution, the environment, occupational health and safety, or the protection of human health, all as may be from time to time amended.

(iv)	“HAZARDOUS SUBSTANCES” means any and all substances or materials which are classified or considered to be hazardous or toxic to human health or the environment under any applicable ENVIRONMENTAL LAWS and shall include, without limitation, any “hazardous substances” as defined in Section 101(14) of CERCLA (42 U.S.C. Section 9601(14)) or regulations promulgated thereunder, any “toxic and hazardous substances” as defined in 29 C.F.R. Part 1910, petroleum and its byproducts, asbestos, polychlorinated biphenyls, nuclear fuel or materials, lead and lead-containing substances, and urea-formaldehyde.
     Section 3.22. Employment Matters. EMERALD is in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, but not limited to, Title VII of the Civil Rights Act of 1964 (as amended by the Equal Employment Opportunity Act of 1972), the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., 42 U.S.C. § 1981, the Older Workers Benefit Protection Act, the Americans with Disabilities Act and the Fair Labor Standards Act; and has not and is not engaged in any unfair labor practice, except where such failure to comply would not have, or such practice would not have, a MATERIAL ADVERSE EFFECT. No unfair labor practice complaint against EMERALD is pending before any governmental agency or court and there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of EMERALD, threatened against or involving EMERALD. No representation question exists in respect of the employees of EMERALD and no labor grievance which might have a MATERIAL ADVERSE EFFECT is pending or, to the knowledge of EMERALD, threatened. No arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefore has been asserted against EMERALD. No collective bargaining agreement is currently being negotiated by EMERALD. EMERALD has not experienced any material labor difficulty during the last three years.

     Section 3.23. Registration Statement. None of the information relating to and prepared by EMERALD for inclusion in or incorporation by reference in (a) the REGISTRATION STATEMENT (as defined in Section 6.02) will, at the time the REGISTRATION STATEMENT and each amendment or supplement thereto, if any, becomes effective under the Securities Act of 1933, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the PROXY STATEMENT/PROSPECTUS (as defined in Section 6.02) and any amendment or supplement thereto will, at the date of mailing to the EMERALD shareholders and at the time of the special meeting of EMERALD shareholders convened in accordance with Section 6.03 of this AGREEMENT, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading.
     Section 3.24. Brokers. All negotiations relating to this AGREEMENT and the transactions contemplated hereby have been carried on without the intervention of any person, other than RYAN BECK, acting on behalf of EMERALD in such manner as to give rise to any valid claim against EMERALD for any broker’s or finder’s fee or similar compensation.
     Section 3.25. Stock Ownership. Neither EMERALD nor any of its affiliates or associates are “beneficial owners”, as the term “beneficial owner” is defined in ORC § 1707.01(Z), of any of the outstanding shares of any class of shares of MBCN.
     Section 3.26. Internal Revenue Code Section 280G. Except as set forth in Section 3.26 of the EMERALD DISCLOSURE SCHEDULE, none of MBCN, EMERALD, the SURVIVING CORPORATION, or any of their subsidiaries is or will be obligated to make a payment that constitutes an excess parachute payment to an individual who is a disqualified individual of EMERALD, as a result of the transactions contemplated by this AGREEMENT, without regard to whether the payment is reasonable compensation for services performed or to be performed, and no director, officer, or employee of EMERALD is or will be entitled to an excess parachute payment gross-up payment from MBCN, EMERALD, the SURVIVING CORPORATION, or any of their subsidiaries. For this purpose the terms excess parachute payment and disqualified individual are used in this AGREEMENT as defined in Section 280G of the CODE. If any payment is due which will generate penalties under Section 4999 of the CODE as a result of the transactions contemplated by this Agreement, the amount will be reduced to $1.00 less than the amount that otherwise would generate penalties under Section 4999 of the CODE.
     Section 3.27. Regulatory Matters. Except as disclosed in Section 3.27 of the EMERALD DISCLOSURE SCHEDULE and except to the extent EMERALD is under special supervision as a state savings bank formed under Ohio law within the last three years, (a) EMERALD is not subject to, and has not been advised by the FDIC or by the DIVISION that it is likely to become subject to, a written order, decree, agreement, memorandum of understanding, or similar agreement with the FDIC or the DIVISION; (b) EMERALD has not entered into a commitment letter with or received an extraordinary supervisory letter from the FDIC or the DIVISION having to do with safety and soundness or with compliance issues; and (c) EMERALD’s Board of Directors has not adopted and has not been requested by the FDIC or the DIVISION to adopt any extraordinary resolutions having to do with safety and soundness or with compliance issues. EMERALD has provided MBCN with, or given MBCN access to, all agreements, understandings, and commitments with and all orders and directives of all government regulatory agencies or authorities concerning the financial condition, results of operations, business, assets, or capital of EMERALD that currently are binding upon or that require action by, or that at any time during the last three years have been binding upon or have required action by, EMERALD, including without limitation all written correspondence, written communications, and written commitments related thereto. All such agreements, understandings, commitments, orders, directives, correspondence, and written communications that currently are binding upon or that require action by, or that at any time during the last three years have been binding upon or have required action by, EMERALD are set forth in the EMERALD DISCLOSURE SCHEDULE. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of EMERALD as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to EMERALD.
     Section 3.28. State Takeover Laws. EMERALD’s board of directors has approved this AGREEMENT and the transactions contemplated hereby, and, as a result, the provisions of Chapter 1704 and Section 1707.43 of the ORC are not applicable to this AGREEMENT or the transactions contemplated by this AGREEMENT.
ARTICLE FOUR
REPRESENTATIONS AND WARRANTIES OF MBCN
     Section 4.01. General.
(a)	On or before the date of this AGREEMENT, MBCN delivered to EMERALD a schedule (the “MBCN Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this ARTICLE FOUR or to one or more of its covenants contained in ARTICLE SIX, regardless of whether the provision explicitly refers to disclosure schedule exceptions; provided, however, that the mere inclusion of an item in the MBCN DISCLOSURE SCHEDULE as an exception to a representation or warranty shall not be deemed an admission by MBCN that the item is a material exception or fact, event, or circumstance or that the item is reasonably likely to result in a MATERIAL ADVERSE EFFECT (as defined below).
(b)	For the purpose of this AGREEMENT, a “MATERIAL ADVERSE EFFECT” with respect to MBCN or its subsidiaries means any effect that (a) is material and adverse to the financial position, results of operations, or business of MBCN and its subsidiaries taken as a whole, or (b) would materially impair MBCN’s ability to perform its obligations under this AGREEMENT or otherwise materially threaten or materially impede the consummation of the MERGER and the other transactions contemplated by this AGREEMENT; provided, however, that a MATERIAL ADVERSE EFFECT with respect to MBCN shall not be deemed to include the impact of (I) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (II) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally, (III) any modifications or changes to valuation policies and practices in connection with the MERGER or restructuring charges taken in connection with the MERGER, in each case in accordance with generally accepted accounting principles, (IV) changes in the general level of interest rates (including the impact on the securities portfolio of MBCN or its subsidiaries) or conditions or circumstances that affect the banking industry generally, (V) reasonable and customary expenses incurred in connection with the MERGER, (VI) the impact of the announcement of this AGREEMENT and the transactions contemplated hereby, and compliance with this AGREEMENT on the business, financial condition, or results of operations of MBCN and its subsidiaries, and (VII) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices.

(c)	For the purpose of this AGREEMENT, and in relation to MBCN, “knowledge” means the actual knowledge of any officer or director of MBCN or any of its subsidiaries and any other person having supervisory or management responsibilities with respect to material aspects of the operation of the business of MBCN or its subsidiaries.

(d)	On the basis of this Section 4.01, MBCN represents and warrants to EMERALD that each of the statements in the following Sections of this ARTICLE FOUR is true and accurate in all material respects.
     Section 4.02. Organization and Standing. MBCN is a corporation duly organized, validly existing and in good standing under the laws of Ohio and has the corporate power and authority to conduct its business and operations as presently conducted. MBCN is registered as a financial holding company under the Bank Holding Company Act of 1956, as amended. MBCN owns of record and beneficially all of the equity securities issued by MBC, the deposits of which are insured by the FDIC. MBC is a corporation duly organized, validly existing and in good standing under the laws of Ohio and has the corporate power and authority to conduct its business operations as presently conducted. To the knowledge of MBCN, MBCN is in compliance in all material respects with all applicable local, state or federal laws and regulations.
     Section 4.03. Qualification. MBCN and MBC are duly qualified to do business and in good standing in each jurisdiction in which such qualification is required, except where the failure to so qualify would not have a MATERIAL ADVERSE EFFECT on MBCN.
     Section 4.04. Authority. Subject to the approval of the MERGER by the DIVISION, the FDIC and the FRB, (a) MBCN has all requisite corporate power and authority to enter into this AGREEMENT and, after formation of MERGERCO, will have all requisite corporate power and authority to carry out its obligations under this AGREEMENT; (b) the execution and delivery of this AGREEMENT and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action by MBCN; and (c) this AGREEMENT is a valid and binding agreement of MBCN, enforceable against it in accordance with the AGREEMENT’s terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors’ rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents. This AGREEMENT has been duly executed and delivered by MBCN. MBCN has no knowledge of any reason approval of this AGREEMENT and the transactions contemplated hereby will not be approved by the DIVISION, the FDIC, and the FRB in a timely manner and without the imposition of a condition, restriction, or requirement of the type described in section 7.01(b). Approval of this AGREEMENT and the transactions contemplated hereby by the stockholders of MBCN is not required under the ORC or under MBCN’s Articles of Incorporation or Regulations. MBCN’s common stock is traded in the Pink Sheets under the symbol “MBCN.” Approval by MBCN’s stockholders of this AGREEMENT or the transactions contemplated hereby is not required by the rules of any stock exchange or national securities association.
     Section 4.05. Governing Documents. MBCN has made available or shall promptly make available to EMERALD true and accurate copies of the MBCN Articles of Incorporation, as amended, and Code of Regulations and MBC’s Articles of Incorporation and Code of Regulations.
     Section 4.06. No Conflicts. The execution and delivery of this AGREEMENT and, subject to the approval of the MERGER by the DIVISION, the FDIC and the FRB, the consummation of the transactions contemplated hereby will not (a) conflict with or violate any provision of or result in the breach of any provision of the Articles of Incorporation, as amended, or Code of Regulations of MBCN; (b) conflict with or violate any provision of or result in the breach or the acceleration of or entitle any party to accelerate (whether upon or after the giving of notice of lapse of time or both) any obligation under, or otherwise materially affect the terms of, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which MBCN is a party or by which MBCN or its property or assets is bound; (c) require the consent of any party to any agreement or commitment to which MBCN is a party or by which MBCN or its property or assets is bound, the failure to obtain which could, individually or in the aggregate with all the other failures to obtain required consents, have a MATERIAL ADVERSE EFFECT on MBCN; (d) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any property or assets of MBCN or give rise to any meritorious cause of action against MBCN; or (e) violate or conflict with any applicable law, ordinance, rule or regulation.
     Section 4.07. Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this AGREEMENT by MBCN or the consummation by MBCN of the transactions contemplated hereby, except for filings, authorizations, consents or approvals required by the DIVISION, the FDIC and the FRB.
     Section 4.08. Authorized Capital. As of September 30, 2006, the authorized capital of MBCN consisted of 10,000,000 common shares, no par value, 1,354,399 of which were issued and outstanding; 144,602 of which were reserved for issuance under the MBCN stock option plans; and 66,795 of which were subject to outstanding options granted under the MBCN stock option plans. All of the outstanding common shares of MBCN are duly authorized, validly issued, fully paid and non-assessable; were issued in full compliance with all applicable laws and regulations; and were not issued in violation of the preemptive right of any shareholder of MBCN. MBCN has no outstanding class of capital stock other than such common shares. When issued in accordance with the terms and subject to the conditions of this AGREEMENT, the STOCK CONSIDERATION will be duly authorized, validly issued, fully paid and non-assessable; issued in full compliance with all applicable laws and regulations; and not issued in violation of the preemptive right of any shareholder of MBCN.
     Section 4.09. Financial Statements.
(a)	The consolidated statements of financial condition as of December 31, 2005 and 2004, of MBCN and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years then ended, examined and reported upon by S.R. Snodgrass, A.C., certified public accountants, complete copies of which have previously been made available to EMERALD (hereinafter referred to as the “MBCN AUDITED FINANCIALS”), have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the consolidated financial position of MBCN at such dates and the consolidated results of its operations and cash flows for such periods. The books and records of MBCN have been, and are being, maintained in accordance with generally accepted accounting principles and with any other applicable legal and accounting requirements and reflect only actual transactions.
(b)	The unaudited balance sheet as of September 30, 2006 of MBCN and the related unaudited income statement for the nine months then ended, complete copies of which have previously been made available to EMERALD (hereinafter referred to as the “MBCN INTERIM FINANCIALS”), fairly present the financial position of MBCN at such date and the results of its operations for such period and have been prepared in accordance with generally accepted accounting principles as applicable to condensed consolidated financial statements (except for the absence of footnotes) and as applied on a consistent basis with the MBCN AUDITED FINANCIALS. All adjustments which are necessary for a fair statement of the MBCN INTERIM FINANCIALS have been made.
     Section 4.10. Conduct of Business. Except as disclosed in Section 4.10 of the MBCN DISCLOSURE SCHEDULE, since September 30, 2006, MBCN has conducted its business only in the ordinary and usual course and there has been no MATERIAL ADVERSE EFFECT on the financial condition, assets, liabilities, obligations, properties, business or prospects of MBCN.
     Section 4.11. Reports and Records.
(a)	MBCN and MBC have filed all reports and maintained all records required to be filed or maintained by them under various rules and regulations of the State of Ohio, the DIVISION, the FRB, the FDIC and other regulatory agencies with jurisdiction over MBCN and/or MBC. To the knowledge of MBCN, all such documents and reports complied in all material respects with applicable requirements of law and regulations in effect at the time of the filing of such documents and contained in all material respects the information required to be stated therein. The books and records of MBCN are complete and correct and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of MBCN set forth in the MBCN AUDITED FINANCIALS and MBCN INTERIM FINANCIALS.

(b)	MBCN has made available to EMERALD copies of the following documents (hereinafter referred to as the “MBCN SEC FILINGS”), each of which has been filed with the SEC:
(i)	The MBCN Annual Reports on Form 10-K for the fiscal years ended December 31, 2005 and 2004;

(ii)	The MBCN Annual Reports to Shareholders for the fiscal years ended December 31, 2005 and 2004;

(iii)	The MBCN Proxy Statements for use in connection with the 2005 and 2006 Annual Meetings of Shareholders;

(iv)	The MBCN Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2006; and

(v)	All Current Reports on Form 8-K filed by MBCN with the SEC since December 31, 2005.
The MBCN SEC FILINGS did not, as of the dates on which such reports were filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
     Section 4.12. Actions and Suits. There are no material actions, suits or proceedings or investigations pending or, to the knowledge of MBCN, threatened against or affecting the business, operations or financial condition of MBCN or its subsidiaries in any court or before any federal, state, municipal or other governmental division, commission, board, bureau, agency or instrumentality and management of MBCN has no knowledge of any basis for any such action, suit, proceeding or investigation. Neither MBCN nor its subsidiaries is in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental division, commission, board, bureau, agency or instrumentality.
     Section 4.13. Permits and Licenses. MBCN and its subsidiaries have all material permits, licenses, orders and approvals of all federal, state or local governmental or regulatory bodies required for them to conduct their businesses as presently conducted, and all such material permits, licenses, orders and approvals are in full force and effect, without the threat of suspension or cancellation. None of such permits, licenses, orders or approvals will be adversely affected by the consummation of the transactions contemplated by this AGREEMENT.
     Section 4.14. Capacity. MBCN has the financial capacity, including, but not limited to, capital and funding, to consummate the transactions contemplated by this AGREEMENT, including the MERGER, and shall remain “well-capitalized” within the meaning set forth in the regulations of the FRB, without the requirement of additional capital.
     Section 4.15. Registration Statement. None of the information relating to and prepared by MBCN or MBC for inclusion in or incorporation by reference in (a) the REGISTRATION STATEMENT (as defined in Section 6.02) will, at the time the REGISTRATION STATEMENT and each amendment or supplement thereto, if any, becomes effective under the Securities Act of 1933, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the PROXY STATEMENT/PROSPECTUS (as defined in Section 6.02) and any amendment or supplement thereto will, at the date of mailing to the EMERALD shareholders and at the time of the special meeting of EMERALD shareholders convened in accordance with Section 6.03 of this AGREEMENT, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading.
     Section 4.16. Brokers. All negotiations relating to this AGREEMENT and the transactions contemplated hereby have been carried on without the intervention of any person, other than Donnelly Penman & Partners, acting on behalf of MBCN in such manner as to give rise to any valid claim against MBCN for any broker’s or finder’s fee or similar compensation.
     Section 4.17. Stock Ownership. Neither MBCN nor any of its affiliates or associates are “beneficial owners”, as the term “beneficial owner” is defined in ORC § 1707.01(Z), of any of the outstanding shares of any class of shares of EMERALD.
     Section 4.18. State Takeover Laws. MBCN’s board of directors has approved this AGREEMENT and the transactions contemplated hereby, and, as a result, the provisions of Chapter 1704 and Section 1707.43 of the ORC are not applicable to this AGREEMENT or the transactions contemplated by this AGREEMENT.
     Section 4.19. Taxes. Except as set forth in Section 4.19 of the MBCN DISCLOSURE SCHEDULE, MBCN and its subsidiaries have duly and timely filed all material TAX RETURNS required to have been filed by MBCN and its subsidiaries through the date hereof, and all such TAX RETURNS are and will be true, correct and complete in all material respects. MBCN and its subsidiaries have paid or accrued all material TAXES due or claimed to be due (whether reflected on such TAX RETURNS or otherwise). MBCN and its subsidiaries have no liability for any material TAXES of any nature whatsoever and there is no basis for any additional material claims or assessments, other than with respect to liabilities for TAXES which are reflected in the MBCN AUDITED FINANCIALS, the MBCN INTERIM FINANCIALS or which may have accrued since September 30, 2006, in the ordinary course of business. Except as set forth in Section 4.19 of the MBCN DISCLOSURE SCHEDULE, neither the IRS nor any other taxing authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of MBCN, is threatening to assert against MBCN or any of its subsidiaries any deficiency or claim for additional TAXES. No federal, state, local, or foreign TAX audits or administrative or judicial TAX proceedings are pending or being conducted with respect to MBCN or any of its subsidiaries and, to the knowledge of MBCN, no such audit or proceeding is threatened. There are no unexpired waivers by MBCN or any of its subsidiaries of any statute of limitations with respect to TAXES. The accruals and reserves for TAXES reflected in the MBCN AUDITED FINANCIALS and the MBCN INTERIM FINANCIALS are adequate for the periods covered. MBCN and its subsidiaries have withheld or collected and paid over to the appropriate taxing authorities or is properly holding for such payment all TAXES required by law to be withheld or collected. There are no liens for TAXES upon the assets of MBCN and its subsidiaries, other than liens for current TAXES not yet due and payable. Neither MBCN nor any of its subsidiaries has filed a consent under Section 341(f) of the CODE concerning collapsible corporations. Neither MBCN nor any of its subsidiaries has agreed to make, or is required to make, any adjustment under Section 481(a) of the CODE. Neither MBCN nor any of its subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the CODE, other than an affiliated group of which MBCN is the common parent corporation. Neither MBCN nor any of its subsidiaries has any liability for the TAXES of any other person or entity (other than members of the MBCN affiliated group) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.
ARTICLE FIVE
COVENANTS
     Section 5.01. Conduct of EMERALD Business. On and after the date of this AGREEMENT and until the EFFECTIVE TIME or until this AGREEMENT is terminated as herein provided:
(a)	EMERALD shall (i) carry on its business substantially in the manner as is presently being conducted and in the ordinary course of business, (ii) use commercially reasonable best efforts to preserve its business organization intact, keep available the services of the present officers and employees and preserve its present relationships with customers and persons having business dealings with it, (iii) maintain all of the properties and assets that it owns or uses in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted, (iv) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules and regulations applicable to them and to the conduct of its business, (v) use commercially reasonable efforts to maintain its existing rating from its latest safety and soundness and compliance examination, (vi) use commercially reasonable efforts to maintain a CRA rating of satisfactory, and (vii) not knowingly do or fail to do anything that will cause a breach of or default in any contract, agreement, commitment, obligation, understanding, arrangement, lease, or license to which it is a party or by which it is or may be subject or bound if doing so would reasonably be expected to have a MATERIAL ADVERSE EFFECT on the financial condition, results of operations, business, assets, or capital of EMERALD; provided, however, that the continuation of losses incurred in connection with the operation of EMERALD’s business shall not be deemed to be a breach of the covenants set forth in this ARTICLE FIVE.

(b)	Without the prior written consent of MBCN, EMERALD shall not:
(i)	Authorize the creation or issuance of, issue (other than the issuance of shares upon the exercise of OUTSTANDING OPTIONS), sell or dispose of, or create any obligation to issue, sell or dispose of, any shares, notes, bonds or other securities of which EMERALD is the issuer, or any obligations convertible into or exchangeable for, any of its common shares or permit any additional EMERALD shares to become subject to new grants of stock options or other rights to acquire EMERALD shares;

(ii)	Declare, set aside, pay or make any dividend or other distribution on its common shares, or directly or indirectly redeem, purchase or otherwise acquire any shares or enter into any agreement in respect to the foregoing;

(iii)	Effect any stock split, recapitalization, combination, exchange of shares, readjustment or other reclassification;

(iv)	Amend its Articles of Incorporation or Constitution;

(v)	Purchase, sell, assign or transfer any material patent, trademark, trade name, copyright, license, franchise, design or other intangible assets or property;

(vi)	Except as provided in the EMERALD DISCLOSURE SCHEDULE and for the acquisition or disposition in the ordinary course of business of other real estate owned, acquire or dispose of any real or personal property or fixed asset constituting a capital investment in excess of $10,000 individually or $25,000 in the aggregate;

(vii)	Mortgage, pledge or grant or suffer to exist any lien or other encumbrance or charge on any assets or properties, tangible or intangible, except for liens for taxes not yet delinquent, assets pledged as collateral to secure borrowings from the FHLB of Cincinnati and such other liens, encumbrances or charges which do not materially or adversely affect its financial position;

(viii)	Waive any rights of material value or cancel any material debts or claims;

(ix)	Incur any obligation or liability (absolute or contingent) requiring payments by EMERALD exceeding $10,000, whether individually or in the aggregate, including, without limitation, any tax liability, or pay any material liability or obligation (absolute or contingent), other than liabilities and obligations incurred in the ordinary course of business and borrowings from the FHLB of Cincinnati;

(x)	Cause any MATERIAL ADVERSE EFFECT in the amount or general composition of its deposit liabilities or its loan portfolio;

(xi)	Enter into or amend any employment contract with any of its officers, hire any new employees except to replace employees whose employment terminates after the date of this AGREEMENT, increase the compensation payable to any officer or director or any relative of any such officer or director, or be obligated to increase any such compensation, adopt or amend in any material respect any employee benefit plans, severance plan or collective bargaining agreement or make awards or distributions under any employee benefit plans not consistent with the terms of the employee benefit plan, past practice or custom or as required by law to retain the character of the Plan, including its tax status;

(xii)	Acquire any shares or other equity interest in any corporation, partnership, trust, joint venture or other entity;

(xiii)	Make any (I) investment (except in the ordinary course of business) or (II) capital expenditure or commitment for any addition to property, plant, or equipment, in either case (clauses I and II) of more than $25,000;

(xiv)	Failed to maintain EMERALD’s reserve for loan losses after December 1, 2006 at the greater of $242,000 or 1% of the total gross loans outstanding, except to the extent inconsistent with generally accepted accounting principles;

(xv)	Fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due;

(xvi)	Open, close, move or, in any material respect, expand, diminish, renovate, alter or change any of its offices or branches;

(xvii)	Pay or commit to pay any management or consulting or other similar type of fees; or

(xiii)	Agree, whether in writing or otherwise, to take any action described in this Section 5.01.
     Section 5.02. Acquisition Proposals. On or after the date of this AGREEMENT and until the EFFECTIVE TIME or until this AGREEMENT is terminated as herein provided, EMERALD shall not, and shall cause the officers, directors, employees and other agents of EMERALD not to, directly or indirectly, take any action to solicit, initiate, engage or negotiate any proposals or offers from any person or entity, other than MBCN, or discuss or negotiate with any such person or entity, other than MBCN, any acquisition or purchase of all or a material amount of the assets of, any equity securities of, or any merger, consolidation or business combination with, EMERALD (hereinafter collectively referred to as “ACQUISITION TRANSACTIONS”); provided, however, that nothing contained in this Section 5.02 shall prohibit EMERALD from furnishing information to, or entering into discussions, negotiations or an agreement with, any person or entity which makes an unsolicited proposal of an ACQUISITION TRANSACTION if and to the extent that (a) the Board of Directors of EMERALD, after consultation with and based upon the written advice of counsel, determines in good faith that such action is required to fulfill its fiduciary duties to the shareholders of EMERALD under applicable law and (b) before furnishing such information to, or entering into discussions or negotiations with, such person or entity, EMERALD provides immediate written notice to MBCN of such action.
     Section 5.03. Accounting Policies. Before the CLOSING and at the request of MBCN, EMERALD shall promptly establish and take such reserves and accruals to conform the loan, accrual and reserve policies of EMERALD to MBCN’s policies; shall promptly establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments; and shall promptly recognize for financial accounting purposes such expenses of the MERGER and restructuring charges related to or to be incurred in connection with the MERGER, in each case to the extent permitted by law and consistent with generally accepted accounting principles; provided, however, that EMERALD shall not be obligated to take any such action pursuant to this Section 5.03 (a) earlier than 30 days prior to the CLOSING and, (b) unless and until MBCN acknowledges that all conditions to the obligations of MBCN to consummate the MERGER have been satisfied and certifies to EMERALD that MBCN’s representations and warranties are true and correct in all material respects as of such date and that MBCN is otherwise materially in compliance with this AGREEMENT. Any actions taken by EMERALD at the request of MBCN pursuant to this Section 5.03 shall not cause any of EMERALD’s representations, warranties and covenants contained in this AGREEMENT to be deemed to be untrue or breached in any respect for any purpose or result in a decrease in the EMERALD SHAREHOLDERS’ EQUITY for purposes of Section 2.02(a) of this AGREEMENT.
     Section 5.04. Insurance. EMERALD shall maintain or cause to be maintained in full force and effect insurance on its assets, properties, and operations as well as fidelity coverage and directors’ and officers’ liability insurance in such amounts and with regard to such liabilities and hazards as are currently insured by EMERALD as of the date of this AGREEMENT.
     Section 5.05. Affiliate Agreements. Within 30 days after the date of this AGREEMENT and promptly thereafter until the CLOSING to reflect any changes, EMERALD shall provide MBCN with a list identifying each person who is, or is reasonably likely to be, an affiliate of EMERALD for purposes of SEC Rule 145 under the Securities Act of 1933. On or before the date of mailing of the PROXY STATEMENT/PROSPECTUS (or, with respect to a person who is identified as an affiliate of EMERALD after such date of mailing, as soon as practicable after such person is so identified), EMERALD shall use its best efforts to cause each such director, executive officer, and other person who may be deemed to be an affiliate of EMERALD to execute and deliver to MBCN a written agreement, substantially in the form as attached hereto as Exhibit 5.05.
     Section 5.06. Material Changes in the Disclosure Schedules. Upon the occurrence of any material change in the disclosure schedules before the CLOSING and as of the CLOSING, (a) EMERALD shall promptly submit to MBCN supplements, amendments, and updates of the EMERALD DISCLOSURE SCHEDULE to report any matters or events after the date of this AGREEMENT that would have been required to be described in the EMERALD DISCLOSURE SCHEDULE or this AGREEMENT had the matter or event existed or occurred as of the date of this AGREEMENT and (b) MBCN shall promptly submit to EMERALD supplements, amendments, and updates of the MBCN DISCLOSURE SCHEDULE to report any matters or events after the date of this AGREEMENT that would have been required to be described in the MBCN DISCLOSURE SCHEDULE or this AGREEMENT had the matter or event existed or occurred as of the date of this AGREEMENT.
     Section 5.07. Financial Statements. (a) As soon as reasonably available after the date of this AGREEMENT, EMERALD shall deliver to MBCN any additional audited financial statements prepared on its behalf or at its direction, including, when available, the audited financial statements for the year ended December 31, 2006; the monthly consolidated unaudited balance sheets and profit and loss statements of EMERALD prepared for its internal use; call reports for each quarterly period completed before the CLOSING; and all other financial reports or statements submitted to regulatory authorities after the date of this AGREEMENT, to the extent permitted by law (hereinafter collectively referred to as the “SUBSEQUENT EMERALD FINANCIAL STATEMENTS”). The SUBSEQUENT EMERALD FINANCIAL STATEMENTS shall be prepared on a basis consistent with past accounting practices and generally accepted accounting principles applied on a consistent basis, to the extent applicable, and shall present fairly the financial condition and results of operations as of the dates and for the periods presented.
     (b) As soon as reasonably available after the date of this AGREEMENT, MBCN shall deliver to EMERALD any additional audited consolidated financial statements prepared on MBCN’s behalf or at its direction and the quarterly consolidated unaudited balance sheets and profit and loss statements of MBCN (hereinafter referred to collectively as the “SUBSEQUENT MBCN FINANCIAL STATEMENTS”). The SUBSEQUENT MBCN FINANCIAL STATEMENTS shall be prepared on a basis consistent with past accounting practices and generally accepted accounting principles applied on a consistent basis, to the extent applicable, and shall present fairly the financial condition and results of operations as of the dates and for the periods presented.
     Section 5.08. Conduct of MBCN Business. From the date of this AGREEMENT until the EFFECTIVE TIME, except with the prior written consent of EMERALD or as specifically contemplated by this AGREEMENT (including Section 6.14), MBCN shall conduct its businesses only in the ordinary course, in accordance with past practices and policies and in compliance with all applicable statutes, rules and regulations.
ARTICLE SIX
FURTHER AGREEMENTS
     Section 6.01. Application For Approval of Merger. MBCN shall have primary responsibility for the preparation, filing and costs of all bank holding company and bank regulatory applications that are necessary for consummation of the MERGER. MBCN shall file the applications as promptly as practicable and in any event within 45 days after the execution of this AGREEMENT. MBCN shall provide to EMERALD’s counsel copies of the public record portions of all applications filed and copies of all material written communications with state and federal bank regulatory agencies relating to the applications.

     Section 6.02 SEC Registration. MBCN shall prepare, pursuant to all applicable laws, rules and regulations, a registration statement on Form S-4 (such registration statement and all amendments or supplements thereto, the “REGISTRATION STATEMENT”) to be filed by MBCN with the SEC in connection with the issuance of the shares of MBCN common stock in the MERGER (including the proxy statement and other proxy solicitation materials of EMERALD constituting a part thereof, hereinafter referred to as the “PROXY STATEMENT” and all related documents). EMERALD shall cooperate with MBCN, its legal counsel and its accountants in the preparation of the REGISTRATION STATEMENT and the PROXY STATEMENT. MBCN shall file the REGISTRATION STATEMENT, which will include the PROXY STATEMENT and a prospectus in respect of the shares of MBCN common stock to be issued in the MERGER (together, hereinafter referred to as the “PROXY STATEMENT/PROSPECTUS”) with the SEC as promptly as practicable, but in no event later than 60 days following the execution of this AGREEMENT, and shall use all commercially reasonable efforts to cause the REGISTRATION STATEMENT, including the PROXY STATEMENT/ PROSPECTUS, to be declared effective under the Securities Act of 1933 as promptly as reasonably practicable after filing thereof. MBCN shall use all reasonable efforts to obtain, prior to the effective date of the REGISTRATION STATEMENT, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this AGREEMENT. EMERALD shall promptly furnish to MBCN all information concerning EMERALD and its officers, directors and shareholders as may be reasonably requested in connection with the foregoing. MBCN shall bear all expenses involved in printing and mailing the PROXY STATEMENT/PROSPECTUS to EMERALD shareholders in accordance with the rules and regulations of the SEC and the provisions of this AGREEMENT.
     Section 6.03. Special Meeting of Shareholders. EMERALD shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of voting upon the AGREEMENT and the transactions contemplated hereby, including the MERGER, as promptly as practicable after the REGISTRATION STATEMENT is declared effective under the Securities Act of 1933. In the PROXY STATEMENT/PROSPECTUS, the Board of Directors of EMERALD shall recommend to the EMERALD shareholders the approval of this AGREEMENT (including any amendments hereto) and the transactions contemplated hereby, including the MERGER; provided, however, that the Board of Directors of EMERALD shall not be obligated by this AGREEMENT to recommend to the EMERALD shareholders the approval of this AGREEMENT and the transactions contemplated hereby if and to the extent the Board of Directors of EMERALD, after consultation with and based upon the written advice of counsel, determines in good faith that such recommendation would be contrary to its fiduciary duties to the shareholders of EMERALD under applicable law. Notwithstanding the foregoing, EMERALD shall not be obligated to call or hold a special meeting if MBCN is in breach of or default under this AGREEMENT and such breach or default, if not cured, would result in the non-fulfillment of a condition to the obligations of EMERALD to effect the MERGER under ARTICLE SEVEN of this AGREEMENT.
     Section 6.04. Access.

(a)	EMERALD and its representatives and agents, shall, at all times during normal business hours before the EFFECTIVE TIME, have full and continuing access to the properties, facilities, operations, books and records of MBCN. EMERALD and its representatives and agents may, before the EFFECTIVE TIME, make or cause to be made reasonable investigation of the operations, books, records, and properties of MBCN and its subsidiaries as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties and other matters; provided, however, that such access or investigations shall not interfere unnecessarily with the normal business operations of MBCN or its subsidiaries. Upon request, MBCN will furnish EMERALD or its representatives or agents MBCN’s attorneys’ responses to external auditors’ requests for information, management letters received from external auditors and financial, loan, and operating data and other information reasonably requested by EMERALD that has been or is developed by MBCN, its auditors, accountants, or attorneys (provided disclosure would not result in the waiver by MBCN of any claim of attorney-client privilege). MBCN shall permit EMERALD or its representatives or agents to discuss the information directly with any individual or firm performing auditing or accounting functions for MBCN, and such auditors and accountants will be directed to furnish copies of any reports or financial information as developed to EMERALD or its representatives or agents, as applicable. No investigation by EMERALD shall affect the representations and warranties made by MBCN in this AGREEMENT. Any confidential information or trade secrets received by EMERALD or its representatives or agents in the course of such examination will be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by EMERALD, or at MBCN’s request returned to MBCN if this AGREEMENT is terminated as provided in ARTICLE EIGHT. This section 6.04(a) shall not require the disclosure of any information to EMERALD that would be prohibited by law.
(b)	MBCN and its representatives and agents, shall, at all times during normal business hours before the EFFECTIVE TIME, have full and continuing access to the properties, facilities, operations, books and records of EMERALD. MBCN and its representatives and agents may, before the EFFECTIVE TIME, make or cause to be made reasonable investigation of the operations, books, records, and properties of EMERALD as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties and other matters; provided, however, that such access or investigations shall not interfere unnecessarily with the normal business operations of EMERALD. Upon request, EMERALD will furnish to MBCN or its representatives or agents EMERALD’s attorneys’ responses to external auditors’ requests for information, management letters received from external auditors and financial, loan, and operating data and other information reasonably requested by MBCN that has been or is developed by EMERALD, its auditors, accountants, or attorneys (provided disclosure would not result in the waiver by EMERALD of any claim of attorney-client privilege). EMERALD shall permit MBCN or its representatives or agents to discuss the information directly with any individual or firm performing auditing or accounting functions for EMERALD, and such auditors and accountants will be directed to furnish copies of any reports or financial information as developed to MBCN or its representatives or agents, as applicable. No investigation by MBCN shall affect the representations and warranties made by EMERALD in this AGREEMENT. Any confidential information or trade secrets received by MBCN or its representatives or agents in the course of such examination will be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by MBCN, or at EMERALD’s request returned to EMERALD if this AGREEMENT is terminated as provided in ARTICLE EIGHT. This section 6.04(b) shall not require the disclosure of any information to MBCN that would be prohibited by law

(c)	To the extent permissible under applicable regulations of the DIVISION and the FDIC, a representative of MBCN, who shall be no less than a Senior Vice President of MBC or MBCN, shall be permitted to attend meetings of the Board of Directors and committees of EMERALD for observation purposes only, unless the discussion of the members of the EMERALD Board of Directors or committees involves (i) the confidential information of borrowers, depositors, employees or others, (ii) the transactions contemplated by this AGREEMENT or (iii) a subject the members of the Board of Directors or committees should keep confidential in the proper exercise of their fiduciary duties to shareholders. As used in this Section 6.04(c), “confidential information” shall not include any information as to which the identity of the borrower, depositor or employee is withheld by EMERALD. In the event the discussion of the members of the Board of Directors or committees of EMERALD involves (i), (ii) or (iii) of this Section 6.04(c), such representative shall comply with the request of the Board of Directors or the committee to excuse such representative from the meeting during such discussion.
     Section 6.05. Confidentiality. EMERALD and MBCN shall hold confidential any information obtained hereunder which is not otherwise public knowledge or ascertainable from public information, and all non-public documents (including copies thereof) obtained hereunder by either party from the other party shall be returned to such party in the event that this AGREEMENT is terminated or the transactions contemplated by this AGREEMENT otherwise fail to be consummated.
     Section 6.06. Press Releases. MBCN and EMERALD shall consult with each other before issuing any press release or otherwise making any public statements with respect to the MERGER and shall not issue any such press release or make any such public statement without obtaining the prior consent of the other party, except as may be required by law or by obligations pursuant to any listing agreement with any national securities association.
     Section 6.07. Costs, Expenses and Fees. Whether or not the MERGER is consummated, all costs and expenses incurred in connection with this AGREEMENT and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except as specifically provided by this AGREEMENT (including, without limitation, as provided by Section 6.02).
     Section 6.08. Reasonable Efforts.

(a)	Subject to the terms and conditions herein provided, EMERALD and MBCN shall use reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this AGREEMENT, including cooperating fully and using best efforts to procure upon reasonable terms and conditions all consents, authorizations, approvals, registrations, and certificates, to complete all filings and applications, and to satisfy all other conditions that are necessary for consummation of the MERGER at the earliest possible reasonable date.
(b)	EMERALD shall use reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents described in the EMERALD DISCLOSURE SCHEDULE.
(c)	The materials and information provided by each of EMERALD and MBCN for use in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.
     Section 6.09. Notification of Events. At all times from the date of this AGREEMENT until the CLOSING, each party shall promptly notify the other in writing of any adverse business conditions threatening its normal business operations or of the occurrence of any event or the failure of any event to occur which might result in a breach of or a failure to comply with any representation, warranty, covenant, condition or agreement contained in this AGREEMENT or of the commencement of any action, suit, proceeding, or investigation against it.
     Section 6.10. Indemnification.
(a)	After the EFFECTIVE TIME, MBCN and EMERALD shall, to the fullest extent permitted by applicable law and the Articles of Incorporation and Constitution of EMERALD, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now or becomes prior to the EFFECTIVE TIME, a director or officer of EMERALD (each, solely in his or her capacity as a director or officer, hereinafter referred to as an “INDEMNIFIED PARTY”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring on or prior to the EFFECTIVE TIME (including, without limitation, matters, acts or omissions occurring in connection with the approval of this AGREEMENT and the consummation of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the EFFECTIVE TIME; provided, however, that any determination required to be made with respect to whether an INDEMNIFIED PARTY’s conduct complies with the standards set forth under applicable law for indemnification shall be made by the court in which the claim, action, suit or proceeding was brought or by independent counsel (which shall not be counsel that provides material services to MBCN) selected by MBCN and reasonably acceptable to such INDEMNIFIED PARTY.

(b)	If MBCN, the SURVIVING CORPORATION or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or SURVIVING CORPORATION or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all its properties and assets to any person or (iii) transfers, by means of a distribution, sale, assignment or other transaction, all of the shares of the SURVIVING CORPORATION or all or substantially all of its assets, to any person, then, and in each such case, MBCN shall cause proper provision to be made so that the successor and assign of MBCN or the SURVIVING CORPORATION assumes the obligations set forth in this Section and in such event all references to MBCN or the SURVIVING CORPORATION, as applicable, in this Section shall be deemed a reference to such successor and assign.
(c)	For a period of three (3) years from the EFFECTIVE TIME, MBCN shall provide that portion of directors and officers’ liability insurance that serves to reimburse the present and former officers and directors of EMERALD (determined as of the EFFECTIVE TIME) with respect to claims against such officers and directors arising from facts or events which occurred before the EFFECTIVE TIME, on terms no less favorable than those in effect on the date hereof; provided, however, that (i) MBCN may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date hereof; (ii) MBCN shall not be required to expend more than 150% of the current amount expended by EMERALD (hereinafter referred to as the “MAXIMUM PREMIUM”) to maintain or procure directors’ and officers’ insurance coverage for a comparable three-year period; (iii) if MBCN is unable to maintain or obtain the insurance pursuant to this Section 6.10(d), MBCN shall use its reasonable efforts to obtain as much comparable insurance as is available for the MAXIMUM PREMIUM; and (iv) officers and directors of EMERALD may be required to make application and provide customary representations and warranties to the responsible insurance carrier for the purpose of obtaining such insurance.
(d)	The provisions of this Section 6.10 shall survive consummation of the MERGER and are intended to be for the benefit of, and shall be enforceable by, each INDEMNIFIED PARTY, his or her heirs and his or her representatives. The SURVIVING CORPORATION shall pay (as incurred) all expenses, including reasonable expenses of counsel, that an INDEMNIFIED PARTY may incur in enforcing the indemnity and other obligations provided for in this Section 6.10.
     Section 6.11. Opportunity of Employment; Employee Benefits.
(a)	After the CLOSING, MBCN shall cause EMERALD to continue the employment of each one of the employees of EMERALD at the EFFECTIVE TIME as long as each such employee was employed by EMERALD on the date of this AGREEMENT or with MBCN’s consent. Employees of EMERALD who are terminated without cause within six months after the EFFECTIVE TIME shall receive an amount equal to the product of three weeks of the terminated employee’s salary multiplied by the number of years the employee has been employed by EMERALD. In addition, employees terminated without cause shall be provided all accrued benefits, including vacation and sick pay, through the date of separation. These amounts will be paid as soon as administratively feasible after the affected employee’s termination date or as soon as possible without generating penalties under Section 409A of the CODE. Nothing in this Section or elsewhere in this AGREEMENT shall be deemed to be a contract of employment or be construed to give such employees any rights other than as employees at will under Ohio law. MBCN or the SURVIVING CORPORATION may reassign employees of EMERALD after the EFFECTIVE TIME from one position to another, change employees’ job responsibilities, compensation, and benefits, and take other actions as employer affecting all employees, groups of employees, or individual employees; provided, however, that none of such actions shall be deemed to constitute termination without cause unless the employee’s service is actually involuntarily terminated by MBCN or the SURVIVING CORPORATION.

(b)	All employees of EMERALD immediately before the EFFECTIVE TIME shall continue to be covered by the EMERALD employee benefit plans (hereinafter referred to as the “EMPLOYEE BENEFIT PLANS”) after the EFFECTIVE TIME. Notwithstanding the foregoing, MBCN may cause EMERALD to discontinue any of the EMPLOYEE BENEFIT PLANS at any time after the EFFECTIVE TIME; provided, however, that in the event of such discontinuance, MBCN shall provide, or shall cause the SURVIVING CORPORATION to provide, benefits, including, but not limited to, medical and hospitalization benefits, in a manner by which such benefits are at least equivalent to the benefits provided by MBC to its employees. Service to EMERALD by an employee before the EFFECTIVE TIME shall be recognized as service to EMERALD and/or MBCN for eligibility and vesting purposes under MBCN’s sick leave policies, paid vacation policies and any employee benefits plan to the extent permissible under governing law. Any pre-existing condition, limitation or exclusion in the benefit plans of MBCN shall not apply to EMERALD employees or their covered dependents who are covered under the EMERALD PLAN at the EFFECTIVE TIME.

(c)	EMERALD shall set aside funds in the aggregate amount of $145,000 for distribution of retention bonuses to Glenn Aidt, Mike Hufford and Barbara Howard (hereinafter referred to as the “NAMED EMPLOYEES”); provided, however, that a NAMED EMPLOYEE shall not be paid any retention bonus unless such employee remains an employee of EMERALD through the CLOSING. Not later than 10 days after the CLOSING, the SURVIVING CORPORATION shall pay to the NAMED EMPLOYEES who remain employees of EMERALD through the CLOSING a retention bonus in the following amount:

NAMED EMPLOYEE	AMOUNT
Glenn Aidt	$70,000

Mike Hufford	$65,000

Barbara Howard	$10,000
In the event one or more NAMED EMPLOYEES is not employed by EMERALD at the CLOSING, the Board of Directors of EMERALD, in its sole discretion, shall redistribute among the NAMED EMPLOYEES who remain until the CLOSING such amount of the aggregate $145,000 retention bonus as remains following the payment of the amounts in accordance with this Section 6.11(c).
     Section 6.12. MBCN Options; Form S-8 Filing. Unless the MBCN OPTIONS may be granted under the 1999 MBCN Stock Option Plan, for which a Registration Statement on Form S-8 has been filed with the SEC and is effective, MBCN shall file a Registration Statement on Form S-8 with the SEC to register the MBCN common shares subject to the MBCN OPTIONS such that any holder of an MBCN OPTION after the EFFECTIVE TIME may freely exercise such holder’s MBCN OPTION without restriction and may thereafter sell the MBCN common shares obtained upon such exercise in accordance with applicable federal and state securities laws and regulations.
     Section 6.13. Governmental Reports. MBCN shall furnish to EMERALD one copy of each financial statement, report, notice, or proxy statement sent by MBCN to any Governmental Authority or to MBCN’s stockholders generally and of each regular or periodic report, registration statement, or prospectus filed by MBCN with the SEC, as well as a copy of any order issued by a Governmental Authority in any proceeding to which MBCN is a party.
     Section 6.14. Formation of MERGERCO and Execution of Agreement. Prior to the CLOSING, MBCN shall take all necessary action to cause MERGERCO to be duly and validly formed as an interim bank under Ohio law (including the filing of all necessary regulatory applications), to cause this AGREEMENT and the MERGER to be duly authorized and approved by the directors and sole shareholder of MERGERCO, and to cause MERGERCO to join in and become a party to this AGREEMENT and such other agreements which are necessary for MERGERCO to consummate the transactions contemplated by this AGREEMENT and which are consistent with the terms and conditions of this AGREEMENT.
     Section 6.15. Action to Accelerate Vesting of Outstanding Options. EMERALD shall use reasonable efforts to amend the 2003 PLAN, subject to approval of the EMERALD shareholders, directors and the DIVISION and the FDIC, to accelerate the vesting of the OUTSTANDING OPTIONS at the EFFECTIVE TIME, and, if so approved, the Board of Directors of EMERALD shall accelerate such vesting.
ARTICLE SEVEN
CLOSING MATTERS
     Section 7.01. Conditions to Obligations of MBCN, MERGERCO and EMERALD. Notwithstanding any other provision of this AGREEMENT, the obligations of MBCN and EMERALD to effect the MERGER shall be subject to the fulfillment of each of the following conditions:
(a)	This AGREEMENT shall have been validly adopted by the affirmative vote of the holders of at least the number of outstanding EMERALD shares required under Ohio law and the EMERALD Articles of Incorporation and Constitution to adopt such agreements;

(b)	All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect, all statutory waiting periods shall have expired, and no such approvals shall contain any conditions, restrictions, or requirements which MBCN’s Board of Directors reasonably determines in good faith would have a MATERIAL ADVERSE EFFECT on MBCN after the CLOSING;

(c)	All waivers, consents and approval of every person, in addition to those required under subsections (a) and (b) of this Section 7.01, necessary or appropriate for the consummation of the MERGER shall have been obtained;

(d)	EMERALD shall have received the written opinion of RYAN BECK dated as of the date of the PROXY STATEMENT/PROSPECTUS to the effect that the MERGER CONSIDERATION is fair to the shareholders of EMERALD from a financial point of view;

(e)	There shall not be in effect an order or decision of a court of competent jurisdiction which prevents or materially delays the consummation of the MERGER;

(f)	There shall not be in effect any federal or state law, rule or regulation which prevents or materially delays consummation of the MERGER;

(g)	The REGISTRATION STATEMENT shall have become effective and no stop order shall have been issued or threatened, and all state securities and blue sky approvals, authorizations and exemptions required for MBCN to issue the shares to EMERALD shareholders shall have been received by MBCN; and

(h)	MBCN and EMERALD shall have received an opinion of S.R. Snodgrass, A.C. stating that (i) the MERGER constitutes a reorganization within the meaning of section 368 of the CODE and (ii) no gain or loss will be recognized by shareholders of EMERALD to the extent they receive shares of MBCN common stock as part of the MERGER Consideration.
     7.02. Conditions to Obligations of MBCN. In addition to the conditions contained in Section 7.01 of this AGREEMENT, the obligations of MBCN to effect the MERGER shall also be subject to the fulfillment of each of the following conditions:
(a)	The representations and warranties of EMERALD contained in ARTICLE THREE of this AGREEMENT shall be true in all material respects at and as of the date hereof and at and as of the EFFECTIVE TIME as if made at and as of such time, except to the extent that such representations and warranties are made as of a specific date;

(b)	EMERALD shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this AGREEMENT to be performed or complied with by it before or at the EFFECTIVE TIME;

(c)	There shall not have been a MATERIAL ADVERSE EFFECT in respect of EMERALD;

(d)	EMERALD shall not have incurred any damage, destruction or similar loss, not covered by insurance, materially affecting its businesses or properties;

(e)	EMERALD shall have delivered to MBCN a certificate dated the EFFECTIVE TIME and signed by the President and Treasurer of EMERALD to the effect set forth in subsections (a), (b), (c) and (d) of this Section 7.02;

(f)	There shall not be any action or proceeding commenced by or before any court or governmental agency or authority in the United States, or threatened by any governmental agency or authority in the United States, that challenges or seeks to prevent or delay the consummation of the MERGER or seeks to impose material limitations on the ability of MBCN or MERGERCO to exercise full rights of ownership of the assets or business of EMERALD;

(g)	There shall not have been proposed, nor shall there be in effect, any federal or state law, rule, regulation, order or statement of policy that, in the reasonable judgment of MBCN, would: (i) prevent or delay the consummation of the MERGER or interfere with the reasonable operation of the business of EMERALD, (ii) materially adversely affect the ability of MBCN to enjoy the economic or other benefits of the MERGER; or (iii) impose any material adverse condition, limitation or requirement on MBCN in connection with the MERGER;

(h)	MBCN shall have received a letter of tax advice, in a form and substance satisfactory to MBCN, from EMERALD’s independent certified public accountants to the effect that any amounts that are paid by EMERALD before the EFFECTIVE TIME, or required under EMERALD’s PLANS or this AGREEMENT to be paid at or after the EFFECTIVE TIME, to persons who are disqualified individuals in relation to EMERALD or its successor and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes under section 280G of the CODE, including, but not limited to, payments referred to under Section 6.11(c) of this AGREEMENT, as well as any other payments made under the EMERALD PLANS because of the transactions contemplated herein.

(i)	EMERALD shall have delivered to MBCN the affiliate agreements required by Section 5.05, in substantially the form set forth in Exhibit 5.05; and

(j)	EMERALD shall have delivered to MBCN a list of EMERALD’s shareholders as of the EFFECTIVE TIME, including their mailing addresses, which list shall be certified by EMERALD’s President and Secretary.

     Section 7.03. Conditions to Obligations of EMERALD. In addition to the conditions contained in Section 7.01 of this AGREEMENT, the obligation of EMERALD to effect the MERGER shall also be subject to the fulfillment of each of the following conditions:
(a)	The representations and warranties of MBCN contained in ARTICLE FOUR of this AGREEMENT shall be true in all material respects at and as of the date hereof and as of the EFFECTIVE TIME as if made at and as of such time, except to the extent that such representations and warranties are made as of a specific date;

(b)	MBCN and MERGERCO shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this AGREEMENT to be performed or complied with by them before or at the EFFECTIVE TIME;

(c)	There shall not have been a MATERIAL ADVERSE EFFECT in respect of MBCN;

(d)	MBCN shall have delivered to EMERALD a certificate dated the EFFECTIVE TIME and signed by the President and Treasurer of MBCN to the effect set forth in subsections (a), (b) and (c) of this Section 7.03;

(e)	MBCN shall have obtained all consents, authorizations or approvals of, or exemptions or waivers by any federal or state governmental body or agency required to be obtained by it in connection with the MERGER or the taking of any action contemplated thereby;

(f)	MBCN shall not have incurred any damage, destruction or similar loss, not covered by insurance, materially affecting its business or properties; and

(g)	There shall not be any action or proceeding commenced by or before any court or governmental agency or authority in the United States, or threatened by any governmental agency or authority in the United States, that challenges or seeks to prevent or delay the consummation of the MERGER.
ARTICLE EIGHT
TERMINATION
     Section 8.01. Termination. This AGREEMENT may be terminated at any time prior to the EFFECTIVE TIME, whether before or after approval by the shareholders of EMERALD:
(a)	By mutual consent of the Boards of Directors of EMERALD and MBCN; or

(b)	By the Board of Directors of EMERALD or MBCN if:

(i)	The MERGER shall not have been consummated on or before May 31, 2007; or

(ii)	Any event occurs which, in the reasonable opinion of either Board, would preclude satisfaction of any of the conditions set forth in paragraphs (b), (e), or (f) of Section 7.01 of this AGREEMENT; or
(c)	By the Board of Directors of MBCN if any event occurs which, in the reasonable opinion of the Board, would preclude compliance with any of the conditions set forth in Section 7.02 of this AGREEMENT; or

(d)	By the Board of Directors of EMERALD if:
(i)	Any event occurs which, in the reasonable opinion of the Board, would preclude compliance with any of the conditions set forth in Section 7.03 of this AGREEMENT; or

(ii)	At any time prior to the approval of this AGREEMENT by EMERALD shareholders pursuant to Section 6.03 of this AGREEMENT, the Board of Directors of EMERALD, in accordance and compliance with the terms of this AGREEMENT, determines to pursue an ACQUISITION TRANSACTION.
     Section 8.02. Written Notice of Termination. In order to terminate this AGREEMENT pursuant to Section 8.01, the terminating party shall give written notice of such termination to the non-terminating party. This AGREEMENT shall terminate on the date such notice is given.
     Section 8.03. Effect of Termination. In the event of the termination of this AGREEMENT, the provisions of this AGREEMENT shall become void and shall thereafter have no further force or effect; provided, however, that (a) Sections 6.05, 6.06, 6.07, 8.03, 8.04 and 9.01 of this AGREEMENT shall survive such termination and shall remain in full force and effect and (b) a termination of this AGREEMENT shall not affect the liability of any party for any uncured and material breach of any term or condition of this AGREEMENT.
     Section 8.04. Termination Fee; Expenses. EMERALD shall pay to MBCN a termination fee in the amount of $300,000 (hereinafter referred to as the “TERMINATION FEE”) if, after this AGREEMENT is terminated by EMERALD pursuant to Section 8.01(d)(ii) hereof, EMERALD consummates an ACQUISITION TRANSACTION. The TERMINATION FEE shall be paid to MBCN by wire transfer of immediately available funds within five (5) days after such consummation.
     Section 8.05. Amendment. This AGREEMENT may only be amended in accordance with applicable law by the unanimous consent of MBCN and EMERALD by action taken by their respective Boards of Directors at any time before or after approval of this AGREEMENT by the shareholders of EMERALD. This AGREEMENT may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.06. Waiver. Any term or provision of this AGREEMENT (other than the requirement for shareholder approval) may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.
ARTICLE NINE
MISCELLANEOUS
     Section 9.01. Survival of Representations and Warranties. All representations, warranties and covenants in this AGREEMENT shall expire on, and be terminated and extinguished at, the EFFECTIVE TIME, other than covenants which by their terms are to survive or be performed after the EFFECTIVE TIME; provided, however, that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive MBCN or EMERALD (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either MBCN or EMERALD.
     Section 9.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If addressed to MBCN:
Thomas Caldwell
Middlefield Banc Corp
15985 East High Street
P.O. Box 35
Middlefield, Ohio 44062
with a copy to:
Francis X. Grady
Grady and Associates
20950 Center Ridge Rd.
Rocky River, OH 44116-4306
If addressed to EMERALD:
Glenn Aidt
Emerald Bank
6215 Perimeter Dr.
Dublin, OH 43017
with a copy to:

John C. Vorys
Vorys, Sater, Seymour and Pease LLP
52 E. Gay Street
P.O. Box 1008
Columbus, OH 43216-1008
     Section 9.03. Entire Agreement. This AGREEMENT (including the documents and instruments referred to herein or therein and including any voting agreements entered into with MBCN by directors or executive officers of EMERALD) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) is not intended to and shall not confer any rights or remedies hereunder upon any person other than MBCN or EMERALD, except to the extent an INDEMNIFIED PARTY may enforce the obligations of MBCN under Section 6.09 and an employee may enforce the obligations of MBCN under Section 6.10; and (c) shall not be assigned by operation of law or otherwise.
     Section 9.04. Execution In Counterparts. This AGREEMENT may be executed in two or more counterparts which together shall constitute a single AGREEMENT.
     Section 9.05. Headings. The headings of articles and sections herein are for convenience of reference only, do not constitute a part of this AGREEMENT and shall not be deemed to limit or affect any of the provisions hereof.
     Section 9.06. Severability. If any one or more of the provisions of this AGREEMENT is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this AGREEMENT, and this AGREEMENT shall be construed as if the invalid, illegal, or unenforceable provision or provisions had never been contained herein.
     Section 9.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to principles of conflicts of laws.

     IN WITNESS WHEREOF, MBCN and EMERALD have caused this AGREEMENT to be signed by their respective duly authorized officers on the date first above written.

ATTEST:	MIDDLEFIELD BANC CORP.

By

James R. Heslop, II
its Executive Vice President/COO

ATTEST:	EMERALD BANK

By

Glenn E. Aidt
its President and CEO